UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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LENDINGTREE, INC.

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Notice of 2023 Annual
Meeting of Stockholders

AGENDA ITEM	BOARD RECOMMENDATION		FOR MORE INFORMATION	Annual Meeting of Stockholders June 21, 2023 11:00 a.m. Eastern Time Virtual Meeting via Live Webcast: www.virtualshareholdermeeting.com/TREE2023
1. To elect nine members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors)	✓	FOR (all nominees)	Page 20
2. Advisory vote to approve LendingTree’s executive compensation (say on pay)	✓	FOR	Page 28
3. Advisory vote on the Frequency of Say on Pay Votes	✓	1 YEAR	Page 54
4. To approve the LendingTree, Inc. 2023 Stock Plan	✓	FOR	Page 55
5. To ratify the selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 61

Note: We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

HOW TO VOTE

At the Virtual meeting	Mail

Your vote is important. Please vote as promptly as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 21, 2023 (the “Meeting”): Both the proxy statement and LendingTree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available electronically at: www.proxyvote.com

Attend the Annual Meeting at www.virtualshareholdersmeeting.com/TREE2023 (using the 16-digit control number included on your proxy card or voting instruction form)	Please mail your completed proxy card or voting instruction form following the instructions provided therein
Telephone	Internet
Instructions provided in your proxy card or voting instruction form	Instructions provided in your proxy card or voting instruction form

2023 Virtual Annual Stockholder Meeting

The meeting will be a virtual annual meeting. You will not be able to attend the meeting in person, but we are committed to ensuring that stockholders will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions prior to the meeting by visiting www.virtualshareholdermeeting.com/TREE2023. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 11:00 a.m. Eastern Time on June 21, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in process or meeting time, please call 844-986-0822 / International: 303-562-9302 on the meeting date. Technical assistance will be available through the conclusion of the Annual Meeting.

Our Board of Directors has set April 24, 2023, as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Notice

We are distributing to certain stockholders a Notice of Internet Availability of Proxy Materials on or about May 1, 2023. This Notice informs those stockholders how to access our Proxy Statement and our 2022 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at investors.lendingtree.com. The questions and answers will remain available until LendingTree’s 2024 Proxy Statement is filed. We also encourage you to read our Annual Report on Form 10-K available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be held on June 21, 2023: Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2022 are available by visiting the following website: www.proxyvote.com.

Lisa M. Young

Corporate Secretary

May 1, 2023

Dear Fellow LendingTree Stockholders:

Introduction

Our business was tested in 2022, in perhaps one of the most difficult operating environments we have faced in our history as a public company. Significantly higher interest rates weighed heavily on mortgage activity while the impact of persistently high inflation decreased the advertising budgets of our insurance carrier partners. Despite those challenges, we believe our performance this past year proves we have built a durable business that can successfully navigate a very difficult economic cycle, while also enabling us to invest for the future.

2022 in Review

The diversification of our company combined with a strong balance sheet and prudent expense management produced $84.5 million of Adjusted EBITDA for the year. We were able to achieve this while maintaining investment in our discrete growth initiatives, which we believe have potential to significantly increase the lifetime value of our customers and improve the long-term margin profile of our company.

Last year our total revenue declined 10% versus 2021. Higher interest rates caused significant pressure on mortgage origination volumes, both for purchase and refinance transactions. Total US mortgage originations in 2022 were $2.75 trillion, a 39% decline from $4.51 trillion in 2021. Our Home segment revenue declined 34%, with the second half of the year more impacted than the first based on the timing of interest rate increases. Profit in Home declined 33%, displaying structurally sound margins despite the tumultuous environment. We believe the ability to sustain positive unit economics through a period of such stress speaks to the strength of our Home segment and its position as a market leader for our consumers and partners looking for new mortgage loans.

Our Insurance segment revenue declined 8% year-over-year as higher losses at our partner carriers, primarily driven by inflationary impacts, caused declines in profitability which in turn suppressed marketing budgets. Margin compression led to segment profit declining 19%, although the team implemented a series of operational changes in the second half of the year that allowed margins to recover in the fourth quarter.

Our Consumer segment performed well despite the various economic headwinds, growing revenue by 20% primarily driven by strength in our Personal Loan and Small Business verticals. Segment profit was up 22% due to the mix shift of revenue towards higher margin products. We believe the work we are doing to improve the logged-in experience for consumers in the MyLendingTree app will most benefit the Consumer segment initially, and we look forward to providing updates of the progress we are making this year.

Community Outreach

In 2022, The LendingTree Foundation (“The Foundation”) used the structure of angel investing in emerging social impact organizations as a guide and embraced relational philanthropy versus transactional. The Foundation learned that it could move the needle by treating its non-profit partners as businesses and teaching capacity building skills to grow impact. The Foundation finished year two of the inaugural three-year LendaHand Alliance Cohort by providing a total of $1.25 million in unrestricted funding to 10 Charlotte area non-profits. The Foundation continued to learn that a collaborative cohort model and capacity building services are key to long term growth of emerging non-profit organizations. The Foundation provided support through collaboration space, fundraising training, and threw its first Pitch Party in 2022. The Pitch Party gave the cohort an opportunity to pitch their organization’s mission and fundraising goals to over 30 funders face-to-face in the hopes of making mutually beneficial connections. The Foundation continued its investment in potential future cohort members with community impact grants totalling $175,000 to six local Charlotte non-profits.

Our employees continued to be change makers in the communities where they live and work. The Foundation donated over $22,000 through its Dollars-for-Doers volunteer program and matched over $79,000 in LendingTree employee donations.

In support of The Foundation’s 2021 investment of $2.5M in the Housing Impact Fund, The Foundation engaged LendingTree Corporate Philanthropy to support the community of Lake Mist Apartments (“Lake Mist”) through corporate and employee donations of needed supplies such as diapers, wipes, formula, and food. LendingTree employees donated full backpacks for Lake Mist children at the beginning of the school year and held a holiday festival for the Lake Mist tenants in December.

Finally, The Foundation continued to make a long-term commitment to supporting artistic learning, growth, and expression in the community. In addition to The Foundation’s three-year investment in the Charlotte Arts Infusion Fund, LendingTree Corporate Philanthropy continued to support local artists through corporate funding of initiatives such as I am Queen Charlotte, Brooklyn Collective, and Stories in Color through the Charlotte Children’s Theatre.

Our 2023 Plans

Looking forward the company is energized by the initiatives we are executing on in 2023. Our focus on becoming the premiere digital ally for consumers, to help them win financially, drives much of our day-to-day work. During the first quarter of this year, we announced the launch of the LendingTree Win Card, our first branded consumer credit offering in partnership with Upgrade. We spent a significant portion of last year speaking with thousands of consumers, identifying key financial problems that most burdened them. This input led to designing a number of unique features for the Win Card, which offers a cashback incentive tied to regular usage of our MyLendingTree logged-in experience. We look forward to sharing more milestones in coming quarters as we build a destination for our customers to get timely advice on how to improve their financial lives, which is more relevant to them now than ever.

We know the current environment of higher interest rates and persistently strong inflation will present challenges to revenue growth this year. These macroeconomic headwinds must be factored into how we run the business. Management remains focused on operating expenses as a key lever of profitability that is entirely within our control. To that end, we completed an expense rationalization at the end of the first quarter this year that resulted in a 13% reduction in our workforce, providing necessary savings while maintaining our focus on growth goals.

Our balance sheet allows us to continue to manage the business from a position of strength. We ended 2022 with $299 million of cash, well in excess of any potential working capital needs. In the first quarter we used $156 million of cash to repurchase $191 million of our July, 2025 convertible notes at an attractive discount to par to de-lever our capital structure. As we move through the year, we plan to remain opportunistic with our cash reserves to responsibly address future debt maturities.

Concluding Remarks

As a management team, we are committed to running the business as efficiently as possible through this period of supressed revenue growth. Due to the underlying strength of our brand and diversification benefits inherent in our business, we maintain the resources to invest in our targeted growth initiatives. Our overarching mission is to become the premiere destination for consumers shopping for financial services, helping them win as we lead with an exceptional breadth of partners and products to meet any of their needs.

Thank you all for your continued support of our Company and the work we do together.

Douglas Lebda

Chairman and Chief Executive Officer

LendingTree, Inc.

LENDINGTREE 2023 Proxy Statement 1

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

We have first released this proxy statement to LendingTree stockholders beginning on May 1, 2023.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time June 21, 2023 at 11:00 a.m. Eastern Time	Place www.virtualshareholdermeeting.com/TREE2023	Record Date April 24, 2023

You are entitled to vote if you held LendingTree stock on the record date. Holders of our common stock are entitled to one vote per share.

AGENDA

Proposal	Board Recommendation		For More Information
1. Election of nine directors	✓	FOR (all nominees)	Page 20
2. Advisory vote on LendingTree’s executive compensation	✓	FOR	Page 28
3. Advisory vote on the Frequency of Say on Pay votes	✓	ONE YEAR	Page 54
4. Approval of the LendingTree, Inc. 2023 Stock Plan	✓	FOR	Page 55
5. Ratification of selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 61

LENDINGTREE 2023 Proxy Statement 2

2022 Performance Highlights

In fiscal 2022, revenue declined 10% versus the prior year due to the combined impact of significantly higher interest rates and historically high levels of consumer price inflation.

Our Home segment experienced a 34% revenue decline as the average 30-year mortgage rate during 2022 increased to 5.33% as compared to 2.96% in 2021, which significantly reduced overall demand for new mortgage loans.  Our Insurance segment endured a full year of tepid demand from our carrier partners for new policyholders, as inflation across the auto parts and repair supply chain led to a spike in losses across the insurance industry. Revenue for this business declined 8%, while segment profit declined 19%. The recovery in our Consumer segment continued with revenue up 20% and segment profit improving by 22% year-over-year. Personal loans and small business verticals were the standout performers in the Consumer segment, while the credit card business continued to lag as competition for new consumers has intensified.

See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

Board Highlights

Our Board of Directors is committed to maintaining an effective team of directors, which includes a commitment to diversity. The Nominating and Governance Committee considers the extent to which director nominees possess diverse qualities that make us able to respond most appropriately to our stockholders and customers.

BOARD OVERVIEW

The following charts reflect the tenure and age of the nominees for our Board of Directors as of the date of this proxy statement:

BOARD DIVERSITY MATRIX

The following matrix is provided in accordance with applicable Nasdaq listing requirements:

Board Diversity Matrix (as of May 1, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity:
Directors	2	7	-	-
Part II: Demographic Background:
South Asian	1	-	-	-
Hispanic or Latinx	-	1	-	-
White	1	6	-	-

LENDINGTREE 2023 Proxy Statement 3

EXPERIENCE AND EXPERTISE

The following chart reflects the experience and expertise of the nine nominees for our Board of Directors. These are the skills and qualifications our Board of Directors considers important for our directors in light of our current business and structure.

FOUNDERS OF COMPANIES 4 director nominees	TRANSACTIONS AND INVESTMENTS 7 director nominees	FINANCIAL MATTERS 8 director nominees
CURRENT/FORMER CEO 6 director nominees	PLATFORM AND DIGITAL MARKETING EXPERTISE 5 director nominees	PUBLIC POLICY/GOVERNMENT RELATIONS 3 director nominees

BOARD NOMINEES AND COMMITTEE MEMBERSHIPS

The following table provides summary information about each director nominee, including current committee memberships.

						Committee Memberships (1)
DIRECTOR NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	TRANSACTIONS
Gabriel Dalporto	51	2017	Former Chief Executive Officer	0	●				●
Thomas M. Davidson, Jr.	51	2017	Executive Vice President of Blackbaud and President of EverFi	0	●			c	●
Mark Ernst	64	2022	Managing Partner of Bellevue Capital LLC,	1	●		●
Robin Henderson	53	2014	Senior Director, Private Capital Group, of RXR Realty	0	●	●		●
Douglas Lebda (Chairman of the Board of Directors)	53	2008	Chairman of the Board of Directors and Chief Executive Officer of LendingTree, Inc.	0					c
Steven Ozonian (Lead Independent Director)	67	2011	CEO of the Williston Financial Group	1	●	c	c
Diego Rodriguez	53	2022	Technology Leader and Former Chief Product Officer, Intuit	1	●				●
Saras Sarasvathy	64	2015	Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business	0	●			●
G. Kennedy Thompson	72	2017	Former Partner of Aquiline Capital Partners	2	●	●	●		●
			Number of meetings in fiscal 2022			4	6	4	4

(1)	“C” indicates a committee chair.

LENDINGTREE 2023 Proxy Statement 4

Executive Compensation Highlights

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we do			What we don’t do
✔	Maintain stock ownership guidelines that cover our Chief Executive Officer (“CEO”) (6x base salary) and our other NEOs (1.5x-3x base salary).	×	No excise tax gross-up.
✔	Maintain stock ownership guidelines of 5x annual retainer for our independent directors.	×	No supplemental company paid retirement benefits.
✔	Maintain compensation recovery (“clawback”) policies covering the time- and performance-based cash and equity incentive compensation paid to our executive officers.	×	No repricing of stock options without stockholder approval.
✔	Expressly prohibit payment of dividends on unvested equity awards.	×	No granting of discounted or reload stock options.
✔	Tie a significant portion of named executive officers’ (“NEOs”) compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.	×	No guaranteed annual salary increases or bonuses.
✔	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.	×	Provide a CEO long-term equity award sooner than the intended front-load period that ends at the end of 2023 (excludes RSUs granted to Mr. Lebda as payment in lieu of cash bonuses).
✔	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.

Our executive compensation programs are focused on aligning pay with performance:

-	Our CEO’s and NEO’s annual bonus award program and long-term equity awards are designed to encourage outstanding executive performance and to be aligned with stockholder interests.

-	Our CEO’s salary and bonus target have not increased since fiscal 2017, and our CEO’s salary will not increase in fiscal 2023 based on the terms of his employment agreement.

-	Our CEO did not receive an annual bonus in 2022 due to Company performance. Our CEO’s 2022 annual bonus was tied to company performance and to his individual performance which includes oversight of our divisions, and an annual bonus was not granted due to our company underperformance. In addition, our CEO’s 2021 annual bonus was paid as a grant of restricted stock units (“RSUs”) with a one-year cliff vest in place of a cash bonus.

•	100% of the December 2020 CEO Grants pursuant to the 2020 CEO Employment Agreement (as defined below) were highly performance-based and were not earned during 2022:

•	The December 2020 CEO Grants, which were described in previous proxy statements as a 2020 pay decision, reflect the entirety of our CEO’s long-term incentive compensation through December 2023. Our CEO was not granted any additional long-term incentive awards in 2021 or 2022 and will not receive any additional long-term incentive awards in 2023. The December 2020 awards are viewed by the Company as compensation for fiscal 2021–2023, rather than as part of the 2020 CEO compensation program. The Compensation Committee has no intention of changing the front-load award, modifying any of the performance conditions or the exercise price, or making a new long term incentive grant prior to 2024.

•	30% of the December 2020 CEO Grants were stock options that had a 25% premium exercise price of $300 at the time of grant (closing price on 12/03/2020 grant date was $239.47).

•	70% of the December 2020 CEO Grants were stock options that (a) had a 25% premium exercise price of $300 when granted, and (b) are only earned if there is future achievement of stock price increases between 81% and 191% above the share price on the date of grant. The current stock price is considerably lower than the grant price, and these underwater premium priced options and stock price-contingent options were not amended in 2021 or 2022. As a result, the option design ensures that our stockholders will earn substantial return before our CEO could realize value from the exercise of the options.

•	The December 2020 CEO Grants have a truly long-term and performance-based orientation, as these awards do not fully vest for six years and have a two-year holding requirement on the net after-tax shares retained by our CEO following his exercise.

LENDINGTREE 2023 Proxy Statement 5

•	During fiscal 2021, we implemented a stock ownership policy for our executives. Under the policy, our NEOs are required to maintain minimum beneficial ownership of our stock equal to 6x of base salary for our CEO and 1.5x-3x of base salary for our other NEOs. The non-employee directors also have an ownership guideline of 5x their annual Board cash retainer.

•	During fiscal 2021, we implemented a clawback policy. Additionally, in 2023, we are adopting additional recovery provisions in the 2023 Stock Plan (as described further on page 55), under which the Committee has the discretion to recover time- and performance-based equity and cash incentive compensation paid to our executive officers, including the NEOs, if the compensation would not have been earned based on a material restatement of our financial statements within the prior three years.

Stockholder Engagement

At LendingTree, we strive to engage with stockholders on a consistent basis to better understand their perspectives and concerns. We hold Investor Days, develop investor outreach programs, and have direct communication channels with stockholders. We engage with our stockholders throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are: financial results, financial outlook, corporate strategy and priorities, key initiatives across various business lines, our balance sheet and capital allocation philosophy, and executive compensation. Stockholders may at any time communicate with any of our directors by emailing us at legal@lendingtree.com.

See the Stockholder Engagement Process discussion in the Corporate Governance section on page 9 of this proxy statement for more detail about our stockholder engagement program.

Note about Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements related to our anticipated financial performance, business prospects and strategy; anticipated trends and prospects in the various industries in which our businesses operate; new products, services and related strategies; and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2022.

Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of LendingTree, Inc.’s management as of the date of this proxy statement. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

LENDINGTREE 2023 Proxy Statement 6

In 2017, our Audit Committee approved a relationship with EverFi, Inc. pursuant to which EverFi, Inc. would provide financial literacy digital learning courses in communities where the Company operates as part of the Company’s community outreach and philanthropic efforts. The Company’s financial commitment to EverFi, Inc. was $225,000 for each of 2017 and 2018. In 2019, the agreement with EverFi, Inc. was amended to (i) continue the Company’s financial commitment through July 2022 in an amount up to $250,000 per year, and (ii) utilize EverFi, Inc.’s suite of online compliance training programs for the Company’s employees through March 2022 for $30,000 per year. In 2020, the agreement with EverFi, Inc. was further amended to (i) include COVID safety training resources for Company employees through September 2023 for $5,000 for year one, $5,150 for year two, and $5,305 for year three, and (ii) creating single sign on access for Company employees and expanding access to training materials through October 2023 for $42,757 per year. In May 2022, the EverFi, Inc. agreement was further amended to extend the compliance training programs for Company employees through April 2025 for $30,000 per year. At the end of July 2022, the Company’s sponsorship program offering financial literacy and digital learning courses in communities where the Company operates for up to $250,000 per year expired and was not renewed. Amendments to the initial EverFi, Inc. agreement were approved by our Audit Committee. EverFi was purchased by Blackbaud, Inc. in December of 2021. Mr. Davidson, a director, was the co-founder of and previously served as the Chief Executive Officer of EverFi, Inc. Mr. Davidson now serves as Executive Vice President of Blackbaud and President of EverFi.

In 2017, our Audit Committee approved a relationship with ATTOM Data Solutions, LLC (f/k/a Renwood Realty Trac, LLC) (“ATTOM”) pursuant to which ATTOM would license data to the Company for $11,000 per month for a period of eighteen months. Later in 2017, the agreement with ATTOM was amended to expand the licensed data that the Company would receive for an additional $70,500 per year. In 2018, the agreement with ATTOM was further amended to (i) extend the term for a period of eighteen months, and (ii) reduce the monthly fee to $9,583 per month. In 2020 and 2021, the agreement was amended to extend the term. In September 2021, the agreement was further amended to provide for additional licensed data at a cost of $11,000 per month; this amendment was terminated in 2022. Amendments to the initial ATTOM agreement were approved by our Audit Committee. Mr. Ozonian, a director, sits on the Board of ATTOM.

In fiscal 2022, we paid total compensation of $410,021, which is comprised of base salary, cash incentive compensation and equity awards, to Megan Greuling.  For fiscal 2023, Ms. Greuling’s annual salary is $150,000, and she has a target bonus of 30% of her annual salary. She also received 2,500 restricted stock units in March 2023. Ms. Greuling is the spouse of our CEO and is our Vice President, Head of Corporate Communications.

LENDINGTREE 2023 Proxy Statement 7

Our Board of Directors has adopted a written policy setting forth the procedures we undertake while reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) or any stock exchange upon which our common stock may then be listed.

Under the policy, “related person” means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.

LENDINGTREE 2023 Proxy Statement 8

Corporate Governance Practices

LendingTree is committed to good corporate governance that aligns with stockholder interests. We maintain numerous policies and practices that demonstrate this commitment, including the following:

Board Practices, Composition, Accountability and Independence	Alignment with Stockholder Interests

•    89% of our director nominees are independent.

•    Strong lead independent director with well-defined role.

•    Annual election of directors.

•    Majority vote for director elections.

•    Two of our directors are female.

•    Two of our directors self-identify as racially/ethnically diverse.

•    Annual Board and committee evaluations.

•   One vote per share.

•   Not a controlled company.

•   Do not require supermajority vote to amend charter or bylaws.

•   Executive compensation is focused on pay for performance.

•   Stock ownership guidelines for directors and executive officers.

Board of Directors Responsibilities and Structure

ROLES

Our Board of Directors acts as an agent of LendingTree’s stockholders by closely monitoring the performance of LendingTree’s management. The Board of Directors primarily:

Assesses LendingTree’s financial and corporate governance performance to determine whether LendingTree’s policies and practices create value for LendingTree’s stockholders.	Approves significant acquisitions, divestitures and investments and associated financing, employee retention and compensation arrangements.	Oversees the determination of compensation, benefit and related plans, policies and agreements to be submitted to the stockholders for final approval.

The Board’s Role in Strategy

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding cybersecurity, marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors discusses with management our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment, risk management, information security, and cyber security. Our Board of Directors and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Our full Board is responsible for overseeing material risks including risks relating to environmental or social matters, with the support of the Nominating and Corporate Governance Committee.

LENDINGTREE 2023 Proxy Statement 9

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee levels (with our Lead Independent Director chairing the Audit Committee and Compensation Committee), with ultimate oversight by the full Board, as led by the Chairman and the Lead Independent Director.

Board Oversight

•	Regularly review and discuss significant risks with management, including through strategic discussions and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, and presentations on specific risks.

•	Consider regular reports from each committee regarding risk matters under its purview.

Audit Committee	Compensation Committee	Nominating and Governance Committee	Transactions Committee

•   Maintains the integrity of our financial statements.

•   Assesses the effectiveness of our internal control over financial reporting.

•   Monitors the qualifications and independence of our independent registered public accounting firm.

•   Oversees the performance of our independent registered public accounting firm.

•   Ensures our compliance with legal and regulatory requirements.

•   Reviews cyber-security, data protection, and privacy policies.

•   Annually reviews and approves the base salaries and incentive opportunities of our executive officers and assures compliance with associated regulatory requirements.

•   Periodically reviews and approves our executive officers’ incentive awards and opportunities, employment agreements and severance arrangements, change-in-control agreements and special or supplemental compensation or benefits.

•   Reviews and makes recommendations to the Board with respect to the compensation and benefits of directors.

•   Monitors the ongoing administration of stockholder-approved plans, policies and agreements.

•   Gives an annual Compensation Committee Report.

•   Periodically reviews the Company’s management succession planning.

•   Identifies, evaluates and recommends candidates for election to our Board of Directors.

•   Considers any director candidates recommended by our stockholders.

•   Oversees our corporate governance practices and procedures, including reviewing and recommending to the Board for approval any changes related to our corporate governance framework.

•   Reviews environmental, social and governance efforts that management has implemented to monitor and address the Company’s impact on environmental and social issues.

• Reviews and assesses, and assists the Board in reviewing and assessing, potential acquisitions, divestitures and investments. • Conducts periodic reviews of completed transactions.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board of Directors may elect one of its members to be Chairman of the Board and may fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors determines is appropriate. The Chairman of the Board may be, but need not be, employed by the Company. The Chairman of the Board presides at and leads all meetings of the Board of Directors.

Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman, like Mr. Lebda, who is actively involved with the Company and is therefore able to bring great depth of knowledge about the Company to the role.

In November 2016, the independent members of our Board of Directors designated Steven Ozonian to serve as Lead Independent Director. The Board of Directors determined that the Company would be well served by appointing a Lead Independent Director who is a non-employee and is independent (as such term is defined by the applicable rules of the Securities and Exchange Commission and Nasdaq Listing Rules). The Lead Independent Director serves as a liaison between the Chairman of the Board and the other directors and fosters free and open communication between the Board of Directors and management of the Company. The Lead Independent Director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.

LENDINGTREE 2023 Proxy Statement 10

Role of Chairman of the Board	Role of Lead Independent Director

Mr. Lebda’s responsibilities as Chairman of the Board include:	Mr. Ozonian’s responsibilities and authority as Lead Independent Director include:

•   Setting the agenda for Board of Directors meetings in consultation with the Lead Independent Director.

•   Serving as liaison between the Board and senior management.

•   Overseeing the annual board evaluation in consultation with the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee.

•   Being available to the Board of Directors to assume additional responsibilities, as may be requested from time to time.

•   Calling special meetings of the Board of Directors and stockholders.

•   Presiding at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of non-executive directors, which occur at least quarterly.

•   Approving the agenda for Board of Directors meetings (in consultation with the Chairman of the Board) and the schedule for Board of Directors meetings, including to provide that there is sufficient time for discussion of all agenda items.

•   Ensuring the Board of Directors receives adequate and timely information.

•   Serving as liaison between the Chairman of the Board and the non-executive directors.

•   Overseeing the annual board evaluation in consultation with the Chairman of the Board and the Chair of the Nominating and Governance Committee.

•   Being available for consultations and communications with major stockholders upon request.

•   Calling executive sessions of the non-executive directors.

BOARD OF DIRECTORS MEETINGS

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board held eight meetings during fiscal 2022.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors expects that all directors will prepare for, attend and participate in all Board of Directors and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board of Directors.

During fiscal 2022, all then-current directors attended at least 77% of the aggregate number of meetings of the Board of Directors and the committees on which they served. Four of the then-serving directors, including Mr. Lebda, attended the 2022 virtual Annual Meeting of Stockholders. We encourage all directors to attend the 2023 virtual annual meeting.

Director Independence

Under the Listing Rules of the Nasdaq Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the Nasdaq Stock Market.

Our Board of Directors has determined that each of Mr. Dalporto, Mr. Davidson, Mr. Ernst, Ms. Henderson, Mr. Ozonian, Mr. Rodriguez, Ms. Sarasvathy and Mr. Thompson is an independent director within the meaning of the applicable Nasdaq standards.

Qualifications of Directors

Our Nominating and Corporate Governance Committee considers and recommends candidates for election to our Board of Directors as well as nominees for committee memberships and committee chairs to our Board of Directors. Each member of the Nominating and Corporate Governance Committee participates in the review of director candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

LENDINGTREE 2023 Proxy Statement 11

In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers, and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.”

Stockholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to legal@lendingtree.com. The subject line should read “Director Nominee Recommendation.” The recommendation must identify the sender as a stockholder, provide a brief summary of the candidate’s qualifications and experience, together with an indication that the recommended individual would be willing to serve (if elected).  The email must also be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Board for further review. If the Chairman of the Board believes that the candidate fits the qualifications of a director described above, then the recommendation will be shared with the entire Board of Directors.

Board Evaluation Process

Annually, our Board members complete an assessment of Board and Committee performance. This assessment typically includes an evaluation of topics covered by the Board during the year, Board culture and structure, Board processes, and information received by the Board during the past year.  The Nominating and Corporate Governance Committee, together with the Chairman and Lead Independent Director, oversees this process.

Board Committees and Charters

The Board has delegated certain responsibilities and authority to its four standing committees, as described below. Committees report regularly to the full Board on their activities and actions.

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Transactions Committee. Each committee has a charter that it reviews annually, making recommendations to our Board of Directors for any charter revisions that might be needed to reflect evolving best practices. The members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and appointed by the Board based on recommendations of the Nominating and Corporate Governance Committee. These committees have the opportunity to meet in closed session, without management present, during each committee meeting.

CURRENT MEMBERS	Audit Committee
Steven Ozonian (Chair) Robin Henderson G. Kennedy Thompson NUMBER OF MEETINGS HELD IN FISCAL 2022 4

The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include (1) maintaining the integrity of our financial statements, (2) assessing the effectiveness of our internal control over financial reporting, (3) monitoring the qualifications and independence of our independent registered public accounting firm, (4) overseeing the performance of our independent registered public accounting firm, (5) ensuring our compliance with legal and regulatory requirements and (6) reviewing our cyber-security, data protection, and privacy policies.

Our Board has determined that each member of the Audit Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that each of Mr. Ozonian and Mr. Thompson qualifies as an “audit committee financial expert” as defined by SEC rules and has “financial sophistication” in accordance with Nasdaq listing standards.

The Audit Committee held closed sessions with our independent registered public accounting firm, PricewaterhouseCoopers LLP, during all of its regularly scheduled meetings in fiscal 2022.

LENDINGTREE 2023 Proxy Statement 12

CURRENT MEMBERS	Compensation Committee(1)

Steven Ozonian (Chair) G. Kennedy Thompson Mark Ernst (2) NUMBER OF MEETINGS HELD IN FISCAL 2022 6

The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers as well as complying with associated regulatory requirements. Additionally, the Compensation Committee is responsible for recommending compensation arrangements for non-employee directors. All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards.

For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations.”

Each member of the Compensation Committee is independent under Nasdaq listing standards. Each member is also a “Non-Employee Director,” as defined in SEC Rule 16(b)-3.

CURRENT MEMBERS	Nominating and Corporate Governance Committee
Thomas M. Davidson, Jr. (Chair) Robin Henderson Saras Sarasvathy	The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to our Board of Directors and also has oversight over environmental and social governance, or ESG matters. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.
NUMBER OF MEETINGS HELD IN FISCAL 2022 4
CURRENT MEMBERS	Transactions Committee
Douglas Lebda (Chair) Gabriel Dalporto Thomas M. Davidson, Jr. G. Kennedy Thompson Diego Rodriguez(2)

The Transactions Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Transactions Committee is responsible for reviewing and assessing, and assisting the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments, and related financing and strategies.

NUMBER OF MEETINGS HELD IN FISCAL 2022 4

(1)	Jennifer Witz was a member of the committee until her resignation on April 27, 2022.

(2)	Mark Ernst and Diego Rodriguez joined the Board of Directors on April 27, 2022.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Steven Ozonian, G. Kennedy Thompson, and Mark Ernst, all of whom satisfy the Nasdaq Stock Market listing requirements. With the exception of Mr. Ozonian who was an officer and employee of LendingTree from November 1, 2010 through March 31, 2011, no director who served on the Compensation Committee during fiscal 2022 has at any time been an executive officer or employee of LendingTree. In addition, no executive officer of LendingTree during fiscal 2022 served, or currently serves, on the board of directors or the compensation committee (or a functionally equivalent committee) of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

Stockholder Engagement Process

At LendingTree, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We hold investor days, investor outreach programs and have direct communication channels between stockholders and the Board. Our Annual Meeting of Stockholders also provides an opportunity for further stockholder engagement. Stockholder feedback is shared with the Board and referenced during Board discussions. Where appropriate, we aim to incorporate feedback and information obtained through our stockholder engagement process into our decision-making.

LENDINGTREE 2023 Proxy Statement 13

INVESTOR OUTREACH

We engage with our stockholders and other prospective investors throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are:

•	financial results;

•	financial outlook;

•	corporate strategy and priorities;

•	key initiatives across various lines of business;

•	executive compensation; and

•	the health of the Company’s balance sheet and capital allocation philosophy.

We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may, at any time, communicate with any of our directors by emailing legal@lendingtree.com. The subject line should read “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such emails must identify the sender as a stockholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

Corporate Social Responsibility and Environmental, Social and Governance Approach

Corporate Social Responsibility is very important to LendingTree. In conducting our business, we strive to give back to the communities in which we work. Our Corporate Responsibility initiatives are generally overseen by our Head of Corporate Citizenship.

LENDINGTREE 2023 Proxy Statement 14

Our Environmental Footprint. We consider our environmental footprint whenever appropriate. We are committed to reducing the impact of our operations, and to using resources and materials thoughtfully.

The LendingTree Foundation.  Established in August 2017, The LendingTree Foundation is a private foundation created by LendingTree and exempt from federal income tax under Internal Revenue Code Section 501(c)(3). The LendingTree Foundation’s philanthropic mission is to amplify economic opportunities for individuals, businesses and communities through our LendaHand initiative and strategic community alignment that focuses on promoting empowerment and helping overcome obstacles, financial and otherwise, in areas that align with LendingTree’s core principles and the Foundation’s philanthropic pillars:

-	Financial Wellness

-	Entrepreneurship and Innovation

-	Homeownership

-	Upward Mobility

LENDINGTREE 2023 Proxy Statement 15

By leveraging our expertise and focusing on these areas, it is our belief that we can achieve the greatest impact to improve the lives of all, in these areas and beyond.

LENDINGTREE 2023 Proxy Statement 16

LENDINGTREE 2023 Proxy Statement 17

LENDINGTREE 2023 Proxy Statement 18

Human capital resources We are committed to investing in our employees and nurturing an entrepreneurial and dynamic work environment. We achieve this through dedication to our core principles which include:

-	Building truly outstanding products;

-	Being open and candid;

-	Acting with urgency and creativity;

-	Taking charge;

-	Setting goals and being accountable; and

-	Committing to excellence.

Most employees are stockholders of the Company, allowing them to take charge and have a direct impact on company choices. We provide individual, career and leadership development opportunities to strengthen skills. We have implemented strong policies and practices to foster a safe and inclusive workplace allowing employees to develop and reach their full potential, and although our employees hold many values in common, our leadership team actively works to attract, develop, and retain talent from a range of backgrounds and experiences in order to benefit from diverse perspectives. The Company and our employees are committed to helping our communities thrive through a variety of Corporate sponsored philanthropy and annual and ongoing community outreach efforts.

Data Privacy. We are committed to protecting consumer and employee information, and our Board of Directors and management team devote a significant amount of time and attention to data privacy. We endeavor to comply with applicable data privacy laws and regulations and have implemented procedures designed to assist in our compliance with such laws and regulations.

Board Oversight of Material Environmental and Social Governance (“ESG”) Risk. LendingTree takes into account considerations that affect all of our key stakeholders, including our stockholders, customers, employees, communities and regulators. The Nominating and Corporate Governance Committee, in consultation with the full board, has oversight over environmental and social governance, or ESG matters.

LENDINGTREE 2023 Proxy Statement 19

Our Board Nominees

At the upcoming Annual Meeting, a board of nine directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

Gabriel Dalporto Former Chief Executive Officer Director since: 2017 Age: 51

Committees: • Transactions Committee

Biography

Mr. Dalporto served as the Chief Executive Officer of Udacity, Inc., a technology skills digital education platform, from August 2019 to October 2022. From August 2017 to February 2018, Mr. Dalporto also served as Executive Advisor to the Company. Prior to that, Mr. Dalporto held various positions within the Company, including serving as the Company’s Chief Financial Officer from June 2015 to August 2017, Chief Marketing Officer from April 2011 to June 2015, and President of Mortgage from March 2013 to June 2015. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JPMorgan Chase from September 2003 to July 2004. Additionally, Mr. Dalporto was elected as director of Guitar Center Holdings, Inc. in December 2018.

Relevant Expertise

Mr. Dalporto brings executive management, financial and capital markets experience, and in-depth digital marketing experience to our Board of Directors.

Other Public Company Boards
None.

Thomas M. Davidson, Jr. Executive Vice President of Blackbaud, Inc. and President of EverFi, Inc. Director since: 2017 Age: 51

Committees: • Nominating and Corporate Governance Committee (Chair) • Transactions Committee

Biography

Mr. Davidson is the co-founder and served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., from inception in 2008 to December 2021. EverFi was acquired by Blackbaud, Inc. in December 2021, and Mr. Davidson now serves as Executive Vice President of Blackbaud and President of EverFi. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007-2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee, the Banking and Insurance Committee and the Business and Economic Development Committee.

Mr. Davidson also serves on the board of DC Public Education Fund.

Relevant Expertise Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors. Other Public Company Boards None.

LENDINGTREE 2023 Proxy Statement 20

Mark Ernst Managing Partner of Bellevue Capital LLC Director since: 2022 Age: 64

Committees: • Compensation Committee

Biography

Mr. Ernst has served as the Managing Partner of Bellevue Capital LLC, a private investment firm, since May 2018. Prior to joining Bellevue, Mr. Ernst served as Executive Vice President and Chief Operating Officer at Fiserv, Inc., a financial services technology company, from January 2011 to April 2018, where he had oversight responsibility for the major operating businesses and support organizations of the enterprise, with a focus on enterprise-wide quality improvement and product management efforts. Mr. Ernst previously served as Deputy Commissioner at the Internal Revenue Service from January 2009 to November 2010. Mr. Ernst served in various executive roles at H&R Block, Inc., including as Chairman, President and Chief Executive Officer from 2001 to 2007 and as Chief Operating Officer from 1998 to 2000. Prior to joining H&R Block, Mr. Ernst served in various executive roles at American Express Company. Mr. Ernst currently serves as the Chairman of the board of directors of the Financial Health Network, a consumer-focused financial services advocacy organization and is a director and officer of the Ernst Family Foundation. He serves on the board of Avantax, Inc. (formerly known as Blucora, Inc.) (NASDAQ: AVTA) and previously served on the boards of Fidelity National Information Systems, Inc. (NYSE: FIS), Great Plains Energy Incorporated (now Evergy NASDAQ: EVRG), Knight-Ridder Inc. (formerly NYSE: KRI) and SAIA, Inc. (NASDAQ: SAIA). Mr. Ernst received Bachelors’ degrees in finance and accounting from Drake University, where he is a member of the Board of Trustees, and an M.B.A. From the University of Chicago Booth School of Business, where he has served on its Advisory Board.

Relevant Expertise

Mr. Ernst brings extensive relevant industry and executive experience and knowledge to the Board, having spent 30 years in the financial services industry, including financial product management, operational, capital allocation and strategy development experience. Mr. Ernst also has significant experience leading merger and acquisition processes.

Other Public Company Boards
Avantax, Inc. (NASDAQ: AVTA)

Robin Henderson Senior Director, Private Capital Group, of RXR Realty Director since: 2014 Age: 53

Committees: • Nominating and Corporate Governance Committee • Audit Committee

Biography

Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which manages commercial real estate properties and investments with an aggregate gross asset value of approximately $20.8 billion, comprising approximately 26.5 million square feet of commercial properties, inclusive of a multi-family residential portfolio of approximately 7,100 units under operation or development. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $10 billion of equity. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Relevant Expertise

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Other Public Company Boards
None.

LENDINGTREE 2023 Proxy Statement 21

Douglas Lebda Chairman and Chief Executive Officer of LendingTree, Inc. Director since: 2008 Age: 53

Committees: • Transactions Committee (Chair)

Biography

Mr. Lebda is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008, when the Company was spun-off from IAC/InterActiveCorp. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008. Prior to that, Mr. Lebda served as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Relevant Expertise

Mr. Lebda, as the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the Company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his prior service on the board of Eastman Kodak Company.

Other Public Company Boards
None.

Steve Ozonian Chief Executive Officer of the Williston Financial Group Director since: 2011 Age: 67

Committees: • Audit Committee (Chair) • Compensation Committee (Chair)

Biography

Mr. Ozonian currently serves as CEO of the Williston Financial Group and serves on its Board of Directors. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. In March 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Chairman of the Board of Directors of Global Mobility Solutions, a global provider of human resources and real estate services. Mr. Ozonian has held other high-level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

Mr. Ozonian is a member of the Board of Directors of loanDepot, Inc. (NYSE: LDI) and Attom Data, a real estate data services company. Mr. Ozonian is also a member of the Board of Directors of Inside Real Estate, a real estate software services provider to the residential real estate industry.

Relevant Expertise

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporate boards.

Other Public Company Boards

loanDepot, Inc. (NYSE: LDI).

Diego Rodriguez Technology Leader and Former Chief Product Officer, Intuit Director since: 2022 Age: 53

Committees: • Transactions Committee

Biography

From 2017 to 2021, Mr. Rodriguez served as the Executive Vice President, Chief Product and Design Officer at Intuit, Inc. Prior to joining Intuit, Mr. Rodriguez served as the Global Managing Director and other various roles at IDEO LP from 2004 to 2017. As Global Managing Director of IDEO Futures he managed the creation of growth ventures, and funded and incubated a portfolio of external startups. At the start of his career Mr. Rodriguez developed leading-edge products as an engineer at HP and IDEO, and later marketed the pioneering online version of QuickBooks. He holds multiple patents. Mr. Rodriguez served on the Harvard University Board of Overseers and as an Entrepreneur-in-Residence at Harvard Business School. He is a founding faculty member of the Hasso Plattner Institute of Design at Stanford University. Mr. Rodriguez is currently a Global Advisor to Harvard Business School. Mr. Rodriguez has served as a Professor of the Practice in the College of Innovation and Design at Boise State University since 2016. Mr. Rodriguez has served on the board of EngageSmart, Inc. (NYSE: ESMT) since January 2022.

Relevant Expertise

Mr. Rodriguez brings extensive executive experience at a technology company and in the fintech space, product management and development, and growth venture experience to our Board of Directors.

Other Public Company Boards
EngageSmart, Inc. (NYSE: ESMT)

LENDINGTREE 2023 Proxy Statement 22

Saras Sarasvathy Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business Director since: 2015 Age: 64

Committees: • Nominating and Corporate Governance Committee

Biography

Ms. Sarasvathy is the Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Relevant Expertise

Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

Other Public Company Boards

None.

G. Kennedy Thompson Former Partner of Aquiline Capital Partners Director since: 2017 Age: 72

Committees: • Audit Committee • Compensation Committee • Transactions Committee

Biography

Mr. Thompson was a partner of Aquiline Capital Partners, a New York based private equity firm, from 2009 until his retirement in April 2018. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. Mr. Thompson serves on the Board of Directors of Pinnacle Financial Partners, Inc. (NASDAQ: PNFP), and Insteel Industries, Inc. (NASDAQ: IIIN).

Relevant Expertise

Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.

Other Public Company Boards

Pinnacle Financial Partners, Inc. (NASDAQ: PNFP), and Insteel Industries, Inc. (NASDAQ: IIIN).

LENDINGTREE 2023 Proxy Statement 23

ELECTION MECHANICS

Majority Voting Standard.  Beginning with our 2018 Annual Meeting, we implemented majority voting in uncontested elections of directors. Accordingly, our bylaws provide that a nominee for director in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date that we first file our definitive proxy statement with the Securities and Exchange Commission, then directors will be elected by a plurality of the votes cast. Prior to the 2018 Annual Meeting, directors were elected by a plurality of the votes cast in all circumstances.

In connection with the implementation of a majority voting standard in our bylaws, the Board approved and adopted a Director Resignation Policy on November 8, 2017 for directors who fail to receive the required number of votes in an uncontested election in accordance with our bylaws. The policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Nominating and Corporate Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation. The policy provides that the Board will then consider and act upon the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the policy states that we will file with the SEC a current report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

The Board recommends that you vote FOR the election of each of the nominated directors.

LENDINGTREE 2023 Proxy Statement 24

Overview of Our Compensation Program for Non-Employee Directors

Our director compensation program is designed to attract and retain top director talent and align the interests of our directors with the interests of our stockholders. Our Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of our directors, including any equity-based compensation. Directors who are our employees do not receive compensation for their services on the Board.

Our Compensation Committee’s review of our director compensation programs is supported by information provided by the independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).

2022 Non-Employee Director Compensation

The following table describes the components of our fiscal 2022 director compensation program. Each element of the compensation is pro-rated for the director’s period of service during the year.

Compensation Element	Amount ($)
Annual Cash Retainer	50,000
Annual Equity Retainer(1)	170,000
Additional Fee for Lead Independent Director	35,000
Additional Fee for Committee Chairs	25,000 – Audit Committee 20,000 – Compensation Committee 13,000 – Nominating and Corporate Governance Committee
Additional Fee for Committee Members (Excluding the Committee Chairs)	10,000 – Audit Committee 10,000 – Compensation Committee 10,000 – Nominating and Corporate Governance Committee 2,500 – Transactions Committee(2)
(1)	Subject to the elections that the non-employee director can make, as described below, $115,000 of the total grant value of the annual equity retainer is in the form of restricted stock units (“RSUs”) and $55,000 is in the form of nonqualified stock options.
(2)	All members of the Transactions Committee receive the same amount of additional fee.

Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of vested RSUs or stock options with an equivalent value to the cash fees. RSUs or stock options received in lieu of cash compensation are fully vested when granted and are granted on the date of the annual meeting upon the non-employee director’s election to the Board. The election must be made on or before the last day of the year preceding the year in which the cash fees are payable. Elections are irrevocable for the year for which they are made, and a new election is required for each year. Newly elected or appointed directors receive the default equity election for the year in which they are elected or appointed.

Each annual equity retainer provided to our non-employee directors has a total grant value of $170,000, with $115,000 of the retainer in the form of RSUs and $55,000 of the retainer in the form of nonqualified stock options, subject to our directors’ right to elect to receive only stock options. All awards representing our non-employee directors’ equity retainer for fiscal 2022, whether received as the default equity mix, all RSUs or all stock options, vest on the earliest of the date of our 2023 annual meeting of stockholders, the first anniversary of the grant date, a change in control of LendingTree and the director’s death or disability.

On December 16, 2022, the Compensation Committee determined that it was in the best interest of the Company and its stockholders to pause the non-employee director compensation election program. For 2023, all non-employee directors will receive the cash and equity compensation determined by the Compensation Committee together with the Company and FW Cook.

In addition, our non-employee directors can elect to defer portions of their compensation from Board services pursuant to our nonqualified deferred compensation plan, which permits payment of portions of the directors’ cash or equity compensation until a specified time in the future.

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Each of our non-employee director’s total compensation in any calendar year is subject to a limit of $640,000, with the value of any equity-based compensation based on the aggregate grant date fair market value of the underlying awards. Any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

In addition to the compensation elements described above, our non-employee directors are entitled to reimbursement of reasonable expenses incurred in connection with their attendance of Board or committee meetings.

Director Stock Ownership Guideline

In order to align the financial interests of our non-employee directors with those of our stockholders, our Board adopted a stock ownership guideline for non-employee directors in April 2018. The guideline is minimum ownership of five times the annual cash retainer.

Non-employee directors are expected to accumulate the specified ownership within five years of the later of the adoption of the policy or joining the Board. If a non-employee director becomes subject to a higher ownership level due to an increase in annual retainer, then the director is expected to meet the higher ownership level within three years after such increase.

Director Compensation Table

The following table summarizes the fiscal 2022 compensation earned by each Board member, other than Mr. Lebda, whose compensation is described under “Executive Compensation Tables” on page 43 of this proxy statement. Mr. Lebda did not receive additional compensation for his services on the Board in fiscal 2022.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Steven Ozonian	130,000	115,035	57,157	302,192
Robin Henderson	70,000	115,035	57,157	242,192
Saras Sarasvathy	60,000	115,035	57,157	232,192
Thomas M. Davidson, Jr.	65,500	115,035	57,157	237,692
G. Kennedy Thompson	-	-	252,482	252,482
Gabe Dalporto	52,500	115,035	57,157	224,692
Mark Ernst(3)	40,667	133,060	65,916	239,643
Diego Rodriguez(3)	35,583	133,060	65,916	234,559
Jennifer Witz(4)	19,500	-	-	19,500
(1)	Amounts shown include payment of board membership annual cash retainer, additional fees for lead independent director, additional fees for committee chairs and members.
(2)	These amounts represent the dollar amounts of the aggregate grant date value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the RSUs and stock options granted to the directors during fiscal 2022. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 14 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed with the SEC on February 28, 2023. The stock options’ maximum term is ten years after the date of grant. On June 22, 2022, (i) each of Messrs. Davidson, Ozonian, Dalporto, Ernst and Rodriguez and Mses. Henderson and Sarasvathy received a grant of 2,205 restricted stock units and a grant of stock options to purchase 2,081 shares of our common stock, and (ii) Mr. Thompson received grants of stock options to purchase an aggregate of 9,261 shares of our common stock. On June 22, 2022, the closing price of a share of our common stock on the Nasdaq Stock Market was $52.17. The per share exercise price for the stock options is $52.17. Except for stock options to purchase 2,828 shares of our common stock granted to Mr. Thompson pursuant to his election to receive such award in lieu of his annual cash fees, which were fully vested upon the grant date, the restricted stock units and the stock options granted to our non-employee directors on June 22, 2022 will vest on the earliest of the date of our 2023 annual meeting of stockholders, June 22, 2023, a change in control of the Company and the applicable director’s death or disability.
(3)	Mr. Ernst and Mr. Rodriguez received prorated cash and equity compensation when they joined the Board on April 27, 2022. On April 27, 2022, each of Mr. Ernst and Mr. Rodriguez received a grant of 216 restricted stock units and a grant of stock options to purchase 204 shares of our common stock. On April 27, 2022, the closing price of a share of our common stock on the Nasdaq Stock Market was $83.45. The per share exercise price for the stock options is $83.45. The restricted stock units and the stock options granted to Mr. Ernst and Mr. Rodriguez on April 27, 2022 will vest on the earliest of April 27, 2023, a change in control of the Company and the applicable director’s death or disability.
(4)	Ms. Witz resigned from the Board on April 27, 2022.

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Outstanding Equity Awards for Directors at Fiscal Year-End 2022

The following table provides information on the outstanding equity awards held by our directors, other than Mr. Lebda, as of December 31, 2022.

Director Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Options Granted During The Fiscal Year Ended December 31, 2022	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Steven Ozonian	6,779	2,081	2,205
Robin Henderson	4,899	2,081	2,205
Saras Sarasvathy	4,917	2,081	2,205
Thomas M. Davidson, Jr.	3,932	2,081	2,205
G. Kennedy Thompson	16,297	9,261	-
Gabe Dalporto	6,976	2,081	2,205
Mark Ernst	2,285	2,285	2,421
Diego Rodriguez	2,285	2,285	2,421
Jennifer Witz	-	-	-

LENDINGTREE 2023 Proxy Statement 27

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote, on an advisory basis, to approve the executive compensation as reported in this proxy statement.

We strive to establish a compensation program that attracts, motivates, rewards and retains the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, which explains our pay-for-performance compensation philosophy, and the “Executive Compensation Tables” section, which contains tables and a narrative discussion about the specific compensation of our NEOs. We believe that our compensation program, policies and practices demonstrate our commitment to our pay-for-performance philosophy and our goal of aligning our NEOs’ interests with those of our stockholders.

This proposal is advisory in nature and, therefore, is not binding upon our Board or our Compensation Committee. However, the Compensation Committee will, as it has done in the past, carefully evaluate the outcome of the vote when considering future executive compensation decisions.

The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

LENDINGTREE 2023 Proxy Statement 28

Set forth below is the “Compensation Discussion and Analysis,” which is a discussion of our executive compensation program written from the perspective of how we view and administer such program. The guiding philosophy of our compensation program is pay-for-performance. As a result, the majority of the compensation of our NEOs is variable, and at risk, and a significant portion of NEO compensation is tied to creation of long-term stockholder value in the form of equity awards.

Given our role in providing guidance on executive compensation program design, administering the program and making specific compensation decisions for our executive officers, we participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we unanimously recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, each as filed with the SEC.

Compensation Discussion and Analysis

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Executive Summary

INTRODUCTION

This compensation discussion and analysis (“CD&A”) section discusses the compensation policies and programs for our named executive officers (“NEOs”) Our NEOs for fiscal 2022 were:

Douglas Lebda Chairman & Chief Executive Officer	Scott Peyree President, Insurance

Trent Ziegler Chief Financial Officer	Scott Totman Chief Technology Officer

J.D. Moriarty Chief Operating Officer (as of February 1, 2022) President, LendingTree Marketplace (as of February 1, 2022) President, LendingTree Next (until January 31, 2022)

This section also discusses the role of the Compensation Committee of our Board (the “Committee”) in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through stock price. We believe this alignment was achieved in fiscal 2022.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Trent Ziegler, age 40, became the Chief Financial Officer of the Company on May 17, 2021. Mr. Ziegler retained his role as the Company’s Treasurer, a role he has held since April 2018. Prior to his appointment as Chief Financial Officer, Mr. Ziegler served as the Company’s Vice President, Investor Relations, a position he held since October 2017. Prior to that, Mr. Ziegler joined the Company as a Senior Financial Analyst in 2012 and led the Financial Planning and Analysis team beginning in January 2015. Prior to joining the Company, Mr. Ziegler served as a Senior Financial Analyst for Ally Financial. Mr. Ziegler holds a Bachelor of Science in Finance from Eastern Illinois University. Mr. Ziegler also holds an M.B.A. from the University of North Carolina Kenan-Flagler Business School.

J.D. Moriarty, age 50, served as the Company’s Chief Financial Officer from August 2017 to May 2021. Mr. Moriarty was named President, LendingTree Next in May 2021. In January 2022, Mr. Moriarty was named Chief Operating Officer, LendingTree and President, LendingTree Marketplace, effective February 1, 2022. Mr. Moriarty joined the Company in June 2017 as Senior Vice President for Corporate Development, responsible for strategic acquisitions. Prior to that, Mr. Moriarty was Head of Americas Equity Capital Markets at Bank of America Merrill Lynch. Mr. Moriarty spent over 22 years at Merrill Lynch and Bank of America in various roles in both equity markets and investment banking. Mr. Moriarty holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in Economics & Finance from Bucknell University.

Scott Peyree, age 46, has served as the Company’s President, Insurance since May 2021. Prior to this, Mr. Peyree served as the President of the QuoteWizard Insurance business since we acquired QuoteWizard.com, LLC in 2018. Prior to QuoteWizard becoming a subsidiary of the Company, Mr. Peyree was the co-founder and Chief Executive Officer of QuoteWizard since 2006. Previously, Mr. Peyree was the co-founder and Chief Operating Officer of WorldClass Strategy, an online performance marketing company founded in 2000 that sold to Education Dynamics in 2006. Mr. Peyree holds a Bachelor of Business Administration in Finance & Entrepreneurship from Pacific Lutheran University.

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Scott Totman, age 52, has served as the Company’s Chief Technology Officer since December 2020. From January 2020 to November 2020, Mr. Totman was the Chief Product and Technology Officer of OnDeck, which was acquired by Enova International in July 2020. From December 2018 to January 2020, Mr. Totman was the Head of Engineering and Product Development at DivvyCloud, which was acquired by Rapid7, Inc. in April 2020. From October 2012 to December 2018, Mr. Totman held various roles at Capital One including Managing Vice President, Digital Product Marketing. Mr. Totman holds an M.B.A. from Virginia Tech, a B.S. in Computer Science from William and Mary, as well as an M.S. in Software Systems Engineering from George Mason University.

FISCAL 2022 BUSINESS HIGHLIGHTS

In fiscal 2022, revenue declined 10% versus the prior year due to the combined impact of significantly higher interest rates and historically high levels of consumer price inflation.

Our Home segment revenue declined 34% as the average 30-year mortgage rate during 2022 increased to 5.33% as compared to 2.96% in 2021, which significantly reduced overall demand for new mortgage loans.  Our Insurance segment endured a full year of tepid demand from our carrier partners for new policyholders, as inflation across the auto parts and repair supply chain led to a spike in losses across the insurance industry. Revenue for this business declined 8%, while segment profit declined 19%. The recovery in our Consumer segment continued, with revenue up 20% and segment profit improving by 22% year-over-year. Personal loans and small business verticals were the standout performers in the Consumer segment, while the credit card business continued to lag as competition for new consumers has intensified.

See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

EXECUTIVE COMPENSATION ALIGNS OFFICER PAY WITH PERFORMANCE

•	LendingTree maintains a pay-for-performance compensation structure that rewards high company performance and reduces compensation when Company performance is lower.

•	In 2022, the share price of our stock declined, and the value of compensation provided to our CEO also declined, as did the value of all NEO equity holdings and prior compensation as outlined in the CEO Realizable Pay Analysis for 2020-2022 and the NEO Realizable Pay Analysis for 2021-2022 below. Further, 2022 performance was short of all performance incentive thresholds and therefore the NEOs did not earn any awards under the annual bonus program, or under any performance-based equity award program affecting our executive officers. The named executive officers have not had a cash bonus award paid in three years in light of performance. The Committee did not change any performance goals or override any named executive officer performance award in any way that would have countered the pay-for-performance outcomes in which all incentives that were contingent on 2022 performance were not earned. Finally, the CEO was not provided any new compensation in 2022 aside from continued salary, which was not increased, pursuant to the 2020 Employment Agreement (as defined below) that runs through December 2023.

•	100% of the long-term incentives granted in December 2020 (the “December 2020 CEO Grants”) pursuant to the 2020 CEO Employment Agreement (as defined below) were highly performance-based and were not earned during 2022:

•	The December 2020 CEO Grants, which were described in previous proxy statements as a 2020 pay decision, reflect the entirety of our CEO’s long-term incentive compensation through December 2023. Our CEO was not granted any additional long-term incentive awards in 2021 or 2022 and will not receive any additional long-term incentive awards in 2023. The December 2020 awards are viewed by the Company as compensation for fiscal 2021–2023, rather than as part of the 2020 CEO compensation program. The Compensation Committee has no intention of changing the front-load award, modifying any of the performance conditions or the exercise price, or making a new long-term incentive grant prior to 2024.

•	30% of the December 2020 CEO Grants were stock options that had a 25% premium exercise price of $300 at the time of grant (closing price on 12/03/20 grant date was $239.47).

•	70% of the December 2020 CEO Grants were stock options that (a) had a 25% premium exercise price of $300 when granted, and (b) are only earned if there is future achievement of stock price increases between 81% and 191% above the share price on the date of grant. The current stock price is considerably lower than the grant price and these underwater premium priced options and stock price-contingent options were not amended in 2021 or 2022. As a result, the option design ensures that our stockholders will earn a substantial return before our CEO could realize value from the exercise of the options.

•	The December 2020 CEO Grants have a truly long-term and performance-based orientation, as these awards do not fully vest for six years and have a two-year holding requirement on the net after-tax shares retained by our CEO following his exercise.

•	Our CEO’s salary and bonus target have not increased since fiscal 2017, and our CEO’s salary did not increase in fiscal 2021 or 2022 and will not increase in fiscal 2023 based on the terms of the 2020 CEO Employment Agreement (as defined below).

LENDINGTREE 2023 Proxy Statement 31

•	During fiscal 2021, we implemented a stock ownership policy for our executives. Under the policy, our NEOs are expected to maintain minimum beneficial ownership of our stock equal to 6x of base salary for our CEO and 1.5x-3x of base salary for our other NEOs. The non-employee directors also have an ownership guideline of 5x their annual Board cash retainer.

•	During fiscal 2021, we implemented a clawback policy. Additionally, in 2023, we are adopting additional recovery provisions in the 2023 Stock Plan (as described further on page 55), under which the Compensation Committee has the discretion to recover time- and performance-based equity and cash incentive compensation paid to our executive officers, including the NEOs, if the compensation would not have been earned based on a material restatement of our financial statements within the prior three years.

“SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION

We held our last advisory vote on executive compensation at our 2020 Annual Meeting of Stockholders. At the 2020 meeting, approximately 75% of the votes cast in the “say-on-pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2020 advisory vote, additional stockholder feedback, input from our independent compensation consultant, and the other factors and data discussed in the CD&A in determining executive compensation policies and decisions. Based on this evaluation, the Compensation Committee has made changes to align our executive compensation program and peer group with our pay-for-performance compensation philosophy and Company strategy.

We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts. We would like to sustain the stockholder support for our NEO compensation and will continue to engage in regular discussions with our principal unaffiliated stockholders regarding their views on executive compensation matters. We will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future “say-on-pay” votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.

Compensation Philosophy and Objectives

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in an environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation program should reflect our financial and operating performance by aligning delivered pay with actual performance.

Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the industries with which we compete for executive talent. The Compensation Committee reviews benchmark data for the individual and for the group as a whole but does not target a specific benchmark level for the NEO group.

Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, evaluating and approving all compensation plans, policies and programs of LendingTree as they affect our executive officers. Specifically, the Compensation Committee reviews and approves:

●	the annual base salaries and annual or long-term incentive opportunities of our executive officers;

●	any employment agreements, severance arrangements or change-in-control agreements affecting the executive officers;

●	any special or supplemental compensation and benefits for executive officers; and

●	our compensation benchmarking process and the peer group we use for comparison purposes to ensure reasonableness and competitiveness of our compensation practices.

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Further information regarding our Compensation Committee’s responsibilities is provided under “Board of Directors Responsibilities and Structure” on page 9 of this proxy statement.

ROLE OF COMPENSATION CONSULTANTS

Under its charter, the Compensation Committee has the authority to retain independent compensation consultants to assist it in fulfilling its responsibilities. During fiscal 2022, the Compensation Committee engaged FW Cook as its independent compensation consultant. The executive compensation consulting services provided by FW Cook included:

●	supporting the Compensation Committee to ensure our executive compensation program is competitive and aligns the interests of our executives with those of our stockholders;

●	attending Compensation Committee meetings, including, at the Committee’s request, any executive sessions;

●	providing independent advice on current trends and best practices in executive compensation design and program alternatives;

●	assisting with planning the executive and non-executive equity award grant rate and utilization of the stockholder approved stock plan.

●	advising on our compensation plans and practices to improve their effectiveness; and

●	assisting the Compensation Committee to determine our peer group as described below under “Peer Group” below.

During fiscal 2022, FW Cook reported directly to our Compensation Committee and performed the services described above on behalf of the Compensation Committee while interacting with our management in the course of performing those services. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules and the committee’s charter and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.

ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

The Compensation Committee also received support from certain executives in analyzing and establishing LendingTree’s compensation programs for fiscal 2022. Members of LendingTree’s management and staff, including the Chief Human Resources Officer, members of her staff and internal LendingTree counsel, attended a portion of each meeting of the Compensation Committee.

Mr. Lebda, our Chairman and CEO, provided recommendations to the Compensation Committee regarding the cash and equity compensation for members of the executive team of our Company (including those executives who are NEOs) other than for himself. Mr. Lebda also provided recommendations to the Compensation Committee on succession planning, organizational development and the use of incentive compensation to drive our growth and profitability. In determining compensation for other NEOs, the Compensation Committee considered Mr. Lebda’s recommendations.

The Compensation Committee determined the compensation for Mr. Lebda after obtaining information and input from FW Cook and conferring with the Board without Mr. Lebda present.

In all cases, although the Compensation Committee received advice and recommendations, the Compensation Committee is solely responsible for making the final decisions on the compensation for the NEOs.

Peer Group

The Compensation Committee regularly evaluates the compensation of our NEOs against the compensation of the NEOs at comparable companies.

During fiscal 2021, the Compensation Committee worked with FW Cook to update the peer group companies used for assessing our executive compensation program, which assessment occurred in November 2021.  The peer group identified during this November 2021 assessment was utilized for compensation decisions in the first quarter of 2022, and was in effect for fiscal 2022 (the “2022 Peer Group”).  The Compensation Committee re-evaluated the peer group again in July 2022; however, the group identified during such assessment only took effect and was used with respect to compensation decisions for fiscal 2023 (the “2023 Peer Group”). We are presenting the history of our peer group selection here.  The Compensation Committee applied the following objective criteria to select the 2022 Peer Group and the result was a peer group that generally had lower market cap than the companies used in fiscal 2020 and prior to November 2021:

Criteria for Peer Group	General Characteristics
Size	Market capitalization between 0.4x and 4x to LendingTree’s size.
Industry	Software and services, internet retail, interactive media and services, consumer finance, real estate services and/or research or consulting services, with focus on data analytics and consumer platforms.
Data availability	IPO prior to 2019 to ensure at least two years of disclosed public company pay practices.

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Using these criteria, FW Cook recommended, and the Compensation Committee approved, the 18 companies below as our peer group, effective November 2021, which was used as the peer group to make compensation decisions in early 2022. We believe the 2022 Peer Group companies had similar business models (many are marketplace businesses), had a particular focus on providing consumers with additional access to goods and services through technology, and were the types of companies with which we competed for employee talent, particularly executive talent.

2022 Peer Group

1-800-FLOWERS.COM	Eventbrite	Redfin	TripAdvisor
Alliance Data Systems	EverQuote	Sabre	Yelp
Angi	Momentive Global	Shutterstock	Ziff Davis
CarGurus	Overstock.com	Stamps.com
Envestnet	Q2 Holdings	Stitch Fix

The 2023 Peer Group consists of the 18 companies listed below. The following companies were in the 2022 Peer Group and will not be in the 2023 Peer Group: 1-800-FLOWERS.COM, Stamps.com, and Ziff Davis.  The following companies are new companies in the 2023 Peer Group and did not appear in the 2022 Peer Group: Atlanticus, Groupon, and Quotient.   The three new peers all had below-median market capitalization to adjust our position to the median of our peer group market capitalization.  We used the 2023 Peer Group to develop our compensation program for 2023.

2023 Peer Group

Angi	Eventbrite	Q2 Holdings	Stitch Fix
Atlanticus	EverQuote	Quotient	TripAdvisor
Bread Financial (formerly Alliance Data Systems)	Groupon	Redfin	Yelp
CarGurus	Momentive Global	Sabre
Envestnet	Overstock.com	Shutterstock

LENDINGTREE 2023 Proxy Statement 34

Compensation Governance

We maintain the following compensation practices that reflect our pay-for-performance compensation philosophy.

What we do
✔	Maintain stock ownership guidelines for our CEO (6x base salary) and our other NEOs (1.5-3x base salary).
✔	Maintain compensation recovery policies covering the time- and performance-based cash and equity incentive compensation paid to our executive officers.
✔	Expressly prohibit payment of dividends on unvested equity awards.
✔	Tie a significant portion of named executive officers’ (“NEOs”) compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.
✔	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.
✔	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.
✔	Maintain stock ownership guidelines of 5x annual retainer for our independent directors.
What we don’t do
×	No excise tax gross-up.
×	No supplemental company paid retirement benefits.
×	No repricing of stock options without stockholder approval.
×	No granting of discounted or reload stock options.
×	No guaranteed annual salary increases or bonuses.
×	Will not provide a CEO long-term equity award sooner than the intended front-load period that ends at the end of 2023 (excludes RSUs granted to Mr. Lebda as payment in lieu of cash bonuses), nor provide a salary increase during that time period.

LENDINGTREE 2023 Proxy Statement 35

Elements of Compensation

The three primary elements of our executive compensation structure are base salary, annual incentives (bonus program), and long-term incentives (equity award program). The following describes the objectives and policies underlying each of the elements of our executive compensation program.

BASE SALARY

Base salary is the only fixed component of our executive compensation program. We view the primary purpose of base salary to be attracting and retaining our NEOs and providing them with a degree of certainty while having a significant portion of their overall pay “at risk” in the form of annual bonuses and equity awards, which were previously granted on a multi-year basis but since 2020 have been granted on an annual basis below the CEO.

Each February, the Compensation Committee reviews the base salaries of our NEOs to ensure they reflect each NEO’s role, responsibilities, experience and performance, while taking into account whether market-based adjustments are necessary.

The following table shows the annual base salary rate in effect at the end of fiscal 2021 and 2022 for each of our NEOs. Mr. Lebda has not been provided with an increase in salary since fiscal 2017, and Mr. Lebda will not receive any salary increase until at least the end of 2023 based on the terms of the 2020 CEO Employment Agreement (defined below).

Name	Fiscal 2021	Fiscal 2022	% Increase
Mr. Lebda	$750,000	$750,000	0%
Mr. Ziegler	$325,000	$375,000	15%
Mr. Moriarty	$430,000	$460,000	7%
Mr. Peyree	$455,987	$460,000	1%
Mr. Totman	(1)	$400,000	(1)
(1)	Mr. Totman became an NEO for the first time in 2022.

ANNUAL INCENTIVES

Overview. We believe that our NEOs, as leaders of our key division-level business units and corporate functions, have the ability to directly influence our performance. As a result, annual incentives for our NEOs are directly tied to our performance. Our executive officers, including our NEOs, participate in an annual bonus plan. Each participant in the plan is eligible to earn an annual bonus with a target amount equal to a specified percentage of his or her base salary. Prior to 2020, our annual incentive awards were paid in cash. In 2020, 2021 and 2022, our annual incentive award programs were comprised of equity grants in lieu of cash bonuses if objectives were met. No NEO earned a bonus award in 2022 because performance did not meet the minimum threshold to fund an award.

2022 Bonus Program. In 2022, we established an annual bonus program for our NEOs based on our corporate-level adjusted EBITDA performance (“AEBITDA”), as further described below (the “2022 Bonus Program”).  The 2022 Bonus Program was tied to achievement of corporate AEBITDA goals because AEBITDA is viewed as a valuable measure for business performance, including both top line results and the cost to generate the revenue. The 2022 Bonus Program design was viewed as the best method for driving our pay-for-performance culture compared to other alternatives because it aligned each named executive officer with corporate-level performance. The AEBITDA funding schedule for bonuses under the 2022 Bonus Program was:

AEBITDA ($’s)	AEBITDA % Goal	% Target Bonus Earned
$230,875,000	125%	125%
$221,640,000	120%	120%
$203,170,000	110%	110%
$184,700,000	100%	100%
$166,230,000	90%	90%
$147,760,000	80%	80%
$138,525,000	75%	75%
<$138,525,000	<75%	0%
Linear interpolation for performance between points shown.

Target bonus opportunities remained at the same percentage of base salary under the 2022 Bonus Program as were used under the fiscal 2021 annual bonus program, and were the following:

Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)
Mr. Lebda	$750,000	125%	$937,500
Mr. Ziegler	$375,000	50%	$187,500
Mr. Moriarty	$460,000	75%	$345,000
Mr. Peyree	$460,000	75%	$345,000
Mr. Totman	$400,000	60%	$240,000

Under the 2022 Bonus Program, our NEOs are granted restricted stock units (“RSUs”) with a one-year cliff vest based on dollar value of achieved annual performance under the 2022 Bonus Program in lieu of payment of cash bonuses, which allows us to preserve cash and to align bonus payments to NEOs with their continued employment and with shareholders. Any RSU awards granted as part of our annual incentive plan are viewed as separate and distinct from the long-term equity award program. As a result, even though our CEO was eligible to participate and earn additional RSUs pursuant to our annual bonus program, we did not deviate from our commitment of not granting the CEO any additional long-term equity awards during the period 2021-2023.

LENDINGTREE 2023 Proxy Statement 36

The results of 2022 AEBITDA were evaluated by the Committee in early 2023 to determine whether the annual incentive awards were earned. The AEBITDA goal for fiscal 2022 was $184.7M; however, the Company only achieved AEBITDA of $84.5M for fiscal 2022 (the “Actual 2022 AEBITDA”). Given that the Actual 2022 AEBITDA was less than the threshold AEBITDA of $138,525M, no bonuses under the 2022 Bonus Program were earned, and the Committee did not fund any annual incentives to the NEOs.

See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

LONG-TERM INCENTIVES

The Compensation Committee is responsible for, among other things, evaluating and approving all compensation plans, policies and programs of LendingTree as they affect our executive officers. Specifically, the Compensation Committee reviews and approves annual or long-term incentive opportunities of our executive officers.

The largest component over time of our NEOs’ direct compensation is long-term incentives that provide alignment with our stockholders in the form of equity participation. The primary purpose of granting equity awards is to link our NEOs’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation.

The majority of our employees, including our NEOs (other than the CEO), were eligible to receive a long-term equity grant in 2022. In 2022, Messrs. Moriarty, Peyree, Totman and Ziegler, were granted awards.  The Compensation Committee determined the value of the 2022 long-term equity grant for each NEO, and the award value was split equally between time-based options and RSUs. The options and RSU awards vest ratably over a three-year period.  Our CEO was not granted a long-term incentive equity award in 2022, consistent with the 2020 CEO Employment Agreement (defined below) entered into at the time of the December 2020 CEO Grants.  The December 2020 CEO Grant (see details below) was intended as a multi-year award that was mostly performance-based.

PRESIDENT’S PLAN

2022 President’s Plan. In 2022, the Compensation Committee awarded performance-based equity grant to incentivize our two Presidents to focus on growth in financial results in the second half of 2022 and to align a significant portion of the two President’s equity compensation with the AEBITDA derived from their respective divisions, while maintaining an overall LendingTree minimum AEBITDA threshold for earnout achievement (the “President’s Plan”). Pursuant to the President’s Plan, Mr. Peyree and Mr. Moriarty were each granted 8,000 target performance-based RSUs, contingent on achievement of AEBITDA goals for their respective division during the second half of 2022, with a corporate AEBITDA threshold of $160M for any award to be eligible to be earned (the “2022 President’s RSUs”). Any shares earned would vest 1/3 upon certification of 2022 financial performance, and the remaining 2/3 would vest in equal installments on the next two anniversary dates. The award allowed for earnout between 50-150% of the target RSU grant of 8,000 shares as outlined below based on their divisions’ AEBITDA (in $ millions):

	Marketplace - Moriarty		Insurance - Peyree		% Target	Earned
	2H AEBITDA	% Goal	2H AEBITDA	% Goal	Earned	Shares
Threshold	$55.25	85%	$29.75	85%	50%	4,000
Goal/Target	$65.00	100%	$35.00	100%	100%	8,000
Maximum	$74.75	115%	$40.25	115%	150%	12,000
Linear interpolation between the AEBITDA levels shown.

As stated above, the Actual 2022 AEBITDA for the Company was $84.5M, which fell short of the $160M threshold for any 2022 President’s RSUs to vest.  Thus, Mr. Moriarty and Mr. Peyree did not earn the 2022 President’s RSUs award under the 2022 President’s Plan.

LENDINGTREE 2023 Proxy Statement 37

CEO’S PRIOR LONG-TERM INCENTIVE AWARDS

Previous Awards Granted under the 2020 CEO Employment Agreement.  The December 2020 CEO Grants were granted on December 3, 2020 and were for Mr. Lebda’s service to us for fiscal 2021, 2022 and 2023. Mr. Lebda is not eligible for any additional long-term incentive awards during this period, though he may earn RSUs in lieu of cash bonus (as described above). As a result of the December 2020 CEO Grant to Mr. Lebda, there were no additional long-term equity awards provided during 2022.  The Compensation Committee believes that Mr. Lebda’s long service requirement through the end of 2026 is beneficial for stockholders, particularly if stockholder return was high enough that the premium $300 option exercise price and further performance stock price hurdles, as described below, were achieved.

The December 2020 CEO Grants were performance-based, with a 25% premium exercise price to ensure no realizable long-term incentive value unless share price increased by at least 25% above the price on the date of grant of December 3, 2020. 70% of the December 2020 CEO Grants were in the form of performance-based premium stock options (“Performance-Based CEO Options”) and the remaining 30% of the December 2020 CEO Grants were in the form of time-based premium stock options (“Time-Based CEO Options”). Both the Performance-Based Options and the Time-Based Options were granted with a premium exercise price of $300, which as mentioned above, was 25% higher than our closing stock price of $239.47 on the date of grant in 2020, so Mr. Lebda  would not realize any value on these options unless our stock price increased by more than 25% after grant.  Furthermore, it requires a much greater increase to earn value from these Time-Based CEO Options and the Performance-Based CEO Options awards in light of the current stock price of $22.93 as of April 18, 2023).

The Performance-Based CEO Options are earned upon achievement of the challenging stock price hurdles described below. No Performance-Based CEO Options are earned unless stock price growth after grant is at least 81% from the time of grant prior to the end of the first quarter of 2025 (the increase currently required to achieve the minimum stock price hurdle is currently much higher than 81%). There is linear interpolation between each point, with performance measured using our VWAP for the final 30 trading days in each fiscal quarter commencing with the first fiscal quarter of 2021 through the first fiscal quarter of 2025.

		Stock Price Growth
	No. Options	Price Hurdle	Price Increase from Grant	Equivalent 4.25- Year CAGR	Options Earned (% Target)
Maximum	363,464	$696.04	191%	29%	167%
Target	217,643	$563.73	135%	22%	100%
Threshold	71,822	$432.70	81%	15%	33%

All Performance-Based CEO Options that are earned for stock price growth vest as to one third of earned on December 31st of 2024, 2025, and 2026. Any incremental performance options earned for the quarter ended March 31, 2025 vest 1/3 immediately upon certification and then 1/3 on December 31st of each of 2025, and 2026.

The Time-Based CEO Options, which had a premium exercise price that was 25% higher than our closing stock price on the date of grant, have a grant date fair value of $12.9 million and vest in six equal installments based on Mr. Lebda’s continued employment or service to us through December 31 of each of 2021 through 2026.

Both the Performance-Based CEO Options and the Time-Based CEO Options have a two-year holding requirement applied to net after-tax shares received by Mr. Lebda in connection with his exercise to ensure that there is long-term ownership and to reduce the ability to use short-term market volatility for profit. All of these options are currently underwater as of April 18, 2023.

None of the Performance-Based CEO Options have been earned because the minimum performance threshold has not been achieved since grant and the Time-Based CEO Options are currently underwater, which the Company views as a performance-based interim outcome.  There is no intention to modify the December 2020 CEO Grant’s performance conditions or make another grant prior to 2024.

2020 CEO EMPLOYMENT AGREEMENT

On November 30, 2020, the Company entered into a new employment agreement with Mr. Lebda to secure his employment as Chairman and CEO through December 31, 2023, and obtain a long-term commitment from him for his continued leadership in light of his status as the founder and his performance since 1996 (the “2020 CEO Employment Agreement”), which was effective December 1, 2020.  The 2020 CEO Employment Agreement superseded and replaced a 2017 employment agreement, which would have expired on January 9, 2021 (the “2017 CEO Employment Agreement”).  Under the 2020 CEO Employment Agreement, Mr. Lebda has the same salary ($750,000) and target annual incentive opportunity (125% of base salary) as under the 2017 CEO Employment Agreement.  The 2020 CEO Employment Agreement is designed to be long-term focused.

Under the 2020 CEO Employment Agreement, Mr. Lebda’s employment may be terminated at any time. If Mr. Lebda’s employment is terminated by the Company without cause or Mr. Lebda resigns for specified good reason, as each such concept was described in the employment agreement, then he will receive the same severance benefits to which he was entitled under the 2017 employment agreement (described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 47). In addition, with respect to the Performance-Based CEO Options, he will vest in the portion of the options that were earned for performance through the termination date, with incremental accelerated vesting for the remaining portion of the options based on our stock price performance for the final 30 trading days prior to Mr. Lebda’s termination. With respect to the Time-Based CEO Options, he will receive two years of accelerated and additional vesting. Any equity awards held by Mr. Lebda other than the Performance-Based CEO Options and the Time-Based CEO Options will  continue to be treated in the same manner as they would have been treated under the 2017 employment agreement.

As part of the 2020 CEO Employment Agreement, Mr. Lebda may not compete with our business or solicit our employees and customers during the term of his employment and for two years following the termination of his employment for any reason.

LENDINGTREE 2023 Proxy Statement 38

Mr. Lebda’s resulting annualized target total direct compensation under the 2020 CEO Employment Agreement is calculated as follows:

	CEO Target Total Direct Compensation under 2020 CEO Employment Agreement
Pay Element	2021	2022	2023	2021-2023 Avg.
Salary	$750,000	$750,000	$750,000	$750,000
Target Bonus	$937,500	$937,500	$937,500	$937,500
Target Total Cash	$1,687,500	$1,687,500	$1,687,500	$1,687,500
Performance-Based CEO Options	$29,999,911*	$0	$0	$9,999,970
Time-Based CEO Options	$12,899,933*	$0	$0	$4,299,978
Total Long-Term Incentive Awards	$42,899,844	$0	$0	$14,299,948
Target Total Direct Compensation	$44,587,344	$1,687,500	$1,687,500	$15,987,448

* Awards were granted on December 3, 2020 as premium options and performance options; they are intended to cover Mr. Lebda’s service in fiscal 2021, 2022 and 2023.

LENDINGTREE 2023 Proxy Statement 39

REALIZABLE PAY ANALYSIS

CEO Realizable Pay Analysis for 2020-2022

The pay-for-performance orientation of Mr. Lebda’s compensation program is illustrated by the difference in realizable value and the grant date fair value shown in the last three proxy statements for his equity compensation awards. This analysis includes unvested equity compensation awards that could be realized if vested.

Grant Date	Number of Stock Options or RSUs(1)	Exercise Price of Options ($)	Grant Date Fair Value ($)(2)	Realizable Value as of April 18, 2023 ($)(3)
2/28/2020	19,126	$275.82	3,750,035	$0
2/28/2020	26,539	$275.82	3,675,970	$0
12/3/2020	217,643 (Price Contingent)	$300 (25% premium over $239.47 closing price on date of grant)	29,999,911	$0
12/3/2020	125,853 (Time Vested)	$300 (25% premium over $239.47 closing price on date of grant)	12,899,933	$0
3/3/2021	1,850	None (RSUs granted in lieu of annual bonus payment)	468,827	42,421
3/2/2022	5,380	None (RSUs granted in lieu of annual bonus payment)	609,393	123,363
Total			$51,404,069	$165,784

(1) Number of stock options or RSUs reported in the Grants of Plan-Based Awards table relating to fiscal 2020, fiscal 2021 and fiscal 2022. Performance award numbers are reported at target.

(2) Grant date fair value of the respective awards of stock options and RSUs, computed in accordance with FASB ASC Topic 718.

(3) Based on a share price of $22.93 as of April 18, 2023.

NEO Realizable Pay Analysis for 2021-2022

As a result of our stock price decline over the last two years, the other NEOs’ realizable compensation from equity awards made while serving as NEOs is significantly lower than the grant date fair value of their equity compensation awards, which demonstrates the connection between total stockholder return and our executive pay. Below is a realizable pay analysis for our NEOs other than our CEO for 2021-2022. This analysis includes unvested equity compensation awards that could be realized if vested.

Name (1)	Grant Date	Number of Stock Options or RSUs	Exercise Price of Options	Grant Date Fair Value	Realizable Value as of April 18, 2023(1)
Trent Ziegler	3/2/2022	5,491	None (RSU)	$621,966	$125,909
	3/2/2022	8,392	$113.27	$486,384	$0
	6/3/2021	1,496	None (RSU)	$300,157	$34,303
	6/3/2021	2,754	$200.64	$301,648	$0
	Total			$1,710,155	$160,212
J.D. Moriarty	5/2/2022	8,000	None (PSU)	$666,000	$0
	3/2/2022	13,029	None (RSU)	$1,475,795	$298,755
	3/2/2022	20,981	$113.27	$1,216,017	$0
	3/3/2021	5,965	None (RSU)	$1,511,650	$136,777
	3/3/2021	10,109	$253.42	$1,376,957	$0
	Total			$6,246,419	$435,532
Scott Peyree	5/2/2022	8,000	None (PSU)	$666,000	$0
	3/2/2022	13,016	None (RSU)	$1,474,322	$298,457
	3/2/2022	20,981	$113.27	$1,216,017	$0
	8/4/2021	16,778	None (RSU)	$3,000,074	$384,720
	Total			$6,356,413	$683,177
Scott Totman	3/2/2022	9,215	None (RSU)	$1,043,783	$211,300
	3/2/2022	14,687	$113.27	$851,229	$0
	Total			$1,895,012	$211,300

(1)   Based on a share price of $22.93 as of April 18, 2023.

(2)   Mr. Totman joined the Company in December 2020, his 2021 awards are excluded because he was not an NEO in 2021.

EMPLOYEE BENEFITS

We provide group life insurance, health and dental care insurance, short-term and long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including our NEOs. These benefits do not discriminate in scope, terms or operations in favor of the NEOs.

Mr. Ziegler, Mr. Moriarty, Mr. Peyree and Mr. Totman have each entered into a participation agreement that entitles them to be eligible to receive severance under our Executive Severance Pay Plan. Pursuant to the terms of the Executive Severance Pay Plan, Messrs. Ziegler, Moriarty, Peyree and Totman are entitled to specified severance payments and benefits upon an involuntary termination of their employment or in connection with an involuntary termination of their employment within 12 months of a change in control.

Receipt of these severance payments and benefits, which are described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 47, is conditioned on the NEO providing a release of claims.

LENDINGTREE 2023 Proxy Statement 40

The Company provides limited perquisites to its NEOs, such as remote communication expenses and cell phones.

Our Compensation Policies and Practices

PROHIBITION AGAINST HEDGING

We do not permit our NEOs to engage in any transactions that would constitute hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our stockholders.

PLEDGING POLICY

We maintain a policy whereby our directors and officers are prohibited from holding LendingTree securities in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be made if any covered person wishing to enter into such an arrangement first submits the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department. Our Legal Department may approve or disapprove such proposed transaction in its sole discretion.

COMPENSATION RECOVERY (CLAWBACK) POLICY

We have compensation recovery policies, under which the Compensation Committee has the discretion to recover time- and performance-based equity and cash incentive compensation paid to our executive officers, including the NEOs, if the compensation would not have been earned based on a material restatement of our financial statements within the prior three years or due to the executive officer’s termination for cause.

Risk Assessment of Compensation Programs

During fiscal 2022, the Compensation Committee reviewed our compensation programs for executives, as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our Company. The committee believes that the structure and design of the program do not create incentives to take on too much risk, that there are not incentives to take undue risks that exist in the broad-based incentive programs below the executive level, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term and incentive-based compensation and the use of performance-based targets and evaluations.

Tax and Accounting Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. While the Compensation Committee considers the tax deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not tax deductible if it believes it is in the best interests of LendingTree and our stockholders.

The Compensation Committee also considers the regulatory requirements as well as the financial accounting treatment of our compensation practices; though, consistent with prior fiscal years, such consideration was not a material consideration in the compensation awarded to our NEOs during fiscal 2022.

LENDINGTREE 2023 Proxy Statement 41

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934 as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Steven Ozonian (Chair)

G. Kennedy Thompson

Mark Ernst

LENDINGTREE 2023 Proxy Statement 42

Executive Compensation Tables

Fiscal 2022 Summary Compensation Table

The following table shows compensation earned by or granted to our NEOs during the last three fiscal years, as calculated under SEC rules.

Name and Principal Position	Year (2)	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
Douglas Lebda	2022	750,000		—	—	236,490	986,490
Chairman and	2021	750,000		609,393	—	10,420	1,369,813
Chief Executive Officer	2020	750,000		937,562	50,325,848	9,730	52,023,140
Trent Ziegler	2022	365,385		500,087	486,384	9,150	1,361,006
Chief Financial Officer	2021	276,080		562,177	362,943	8,688	1,209,888
J.D. Moriarty(1)	2022	454,231		1,916,048	1,216,017	1,488	3,587,784
Chief	2021	430,000		1,575,969	1,376,957	2,448	3,385,374
Operating Officer	2020	421,923		1,122,857	787,484	2,345	2,334,609
Scott Peyree President,	2022	460,000		1,916,048	1,216,017	6,840	3,598,905
LendingTree Insurance	2021	455,988		3,224,349	—	6,840	3,687,177
Scott Totman Chief Technology Officer	2022	395,192		875,011	851,229	9,150	2,130,582

(1)	Mr. Moriarty served as the Company’s Chief Financial Officer from August 2017 to May 2021.

(2)	Mr. Ziegler and Mr. Peyree each became one of our NEOs for the first time for fiscal 2021. Thus, under the SEC’s rules, we are not required to report their compensation for any year before fiscal 2021. Mr. Totman became one of our NEOs for the first time in fiscal 2022. Thus, under the SEC’s rules, we are not required to report his compensation for any year before fiscal 2022.

(3)	Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the stock awards and option awards granted to the NEO for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 14 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on February 28, 2023. The multi-year nature of our CEO’s awards is discussed above under “2020 CEO Employment Agreement” on page 38. The vesting terms of these equity awards are described in the table below under “Outstanding Equity Awards at Fiscal 2022 Year-End” on page 45 and footnotes to such table. The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to “Stock Ownership Information” on page 63 below.

(4)	The detailed figures for fiscal 2022 for all other compensation are shown in the table below:

LENDINGTREE 2023 Proxy Statement 43

All Other Compensation Table

	Year	Matching Contributions made by LendingTree to 401(k)(a)	Tax Gross Up(b)	Remote Communication Expenses/ Cellphone(a)		Other(b)
Douglas Lebda	2022	$9,150	$99,983		$2,357	$125,000
	2021	$8,700	$—		$1,720	$—
	2020	$8,400	$—		$1,330	$—
Trent Ziegler	2022	$9,150	$—		$—	$—
	2021	$7,728	$—		$960	$—
J.D. Moriarty	2022	$1,488	$—	$		$—
	2021	$1,488	$—		$960	$—
	2020	$1,385	$—		$960	$—
Scott Peyree	2022	$6,840	$—		$—	$—
	2021	$6,840	$—		$—	$—
Scott Totman	2022	$9,150	$—		$—	$—
(a)	All of the NEOs received matching contributions under LendingTree’s 401(k) plan. Mr. Lebda received reimbursement for certain communication expenses in 2022. Prior to 2022, we reimbursed our other NEOs for certain communication expenses.

(b)	In March 2022, the Company paid $125,000 plus an income tax restoration payment in the amount of $99,983 in connection with Mr. Lebda’s Hart-Scott Rodino Act filings.

Grants of Plan-Based Awards During Fiscal 2022

The following table provides information on cash-based and equity-based awards granted in fiscal 2022 to the NEOs.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
(a)	(b)	(i)	(j)	(k)	(l)
Douglas Lebda	3/2/2022	5,380			609,393
Trent Ziegler	3/2/2022	5,491			621,966
	3/2/2022		8,392	113.27	486,384
J.D. Moriarty	3/2/2022	13,029			1,475,795
	3/2/2022		20,981	113.27	1,216,017
	5/2/2022	8,000			666,000
Scott Peyree	3/2/2022	13,016			1,474,322
	3/2/2022		20,981	113.27	1,216,017
	5/2/2022	8,000			666,000
Scott Totman	3/2/2022	9,215			1,043,783
	3/2/2022		14,687	113.27	851,229

(1)	Equity awards were granted under our 2008 Stock Plan. Vesting of the equity awards is described in the table below under “Outstanding Equity Awards at Fiscal 2022 Year-End.”
(2)	Represents the grant date fair value of the respective awards of stock options and RSUs, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 14 “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2022, which is included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2022.

LENDINGTREE 2023 Proxy Statement 44

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table provides information regarding equity awards held by our NEOs as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Douglas Lebda	54,103			23.80	5/7/2024
	200,000			26.59	8/6/2024
	5,973			69.94	2/24/2026
	446,893		225,606(2)	183.80	7/26/2027
	34,776		17,556(3)	340.25	1/2/2028
	17,352	5,785(4)		308.96	2/14/2029
			27,132(5)	308.96	2/14/2029
			31,940(6)	275.82	2/28/2030
	13,269	13,270(7)		275.82	2/28/2030
			363,464(8)	300.00	12/3/2030
	41,950	89,903(9)		300.00	12/3/2030
						5,380(10)	114,755
Trent Ziegler	122			371.25	2/21/2028
	188			310.19	2/21/2029
	285	143(11)		275.82	2/28/2030
	149	301(12)		253.42	3/3/2031
	917	1,837(13)		200.64	6/3/2031
		8,392(14)		113.27	3/2/2032
						170(15)	3,626
						369(16)	7,871
						998(17)	21,287
						1,076(10)	22,951
						4,415(18)	94,172
J.D. Moriarty	18,240			163.50	6/5/2027
	19,435			231.55	8/30/2027
	10,416			223.90	10/22/2027
	3,799	1,901(11)		275.82	2/28/2030
	3,369	6,740(12)		253.42	3/3/2031
		20,981(14)		113.27	3/2/2032
						968(15)	20,647
						3,553(16)	75,785
						11,036(18)	235,398
						1,993(10)	42,511
Scott Peyree	831	416(11)		275.82	2/28/2030
		20,981(14)		113.27	3/2/2032
						212(15)	4,522
						11,186(19)	238,597
						1,980(10)	42,233
						11,03618)	235,398
Scott Totman	2,661	1,331(20)		239.47	12/3/2030
	1,759	3,519(12)		218.31	4/19/2031
		14,687(14)		113.27	3/2/2032
						697(21)	14,867
						1,909(16)	40,719
						1,490(10)	31,782
						7,725(18)	164,774

(1)	The market value of the unvested RSUs and RSAs is calculated by multiplying the respective number of shares or units of stock by the closing market price of $21.33 for a share of our common stock as of December 31, 2022.
(2)	The performance based nonqualified stock option has both time and performance based vesting conditions. Shares that become performance vested based on the achievement of performance goals became vested and exercisable on September 30, 2022.
(3)	The performance based nonqualified stock option has both time and performance based vesting conditions. Shares that become performance vested based on the achievement of performance goals became vested and exercisable on September 30, 2022.
(4)	These stock options vest in four equal annual installments beginning on February 14, 2020 subject to continuing service.
(5)	The performance based nonqualified stock option has both time and performance based vesting conditions. Shares that become performance vested based on the achievement of performance goals will become vested and exercisable on March 31, 2023, subject to continued service.
(6)	The performance based nonqualified stock option has both time and performance based vesting conditions. Shares that become performance vested based on the achievement of performance goals will become vested and exercisable on March 31, 2024, subject to continued service.
(7)	These stock options vest in four equal annual installments beginning on February 28, 2021, subject to continuing service.
(8)	The performance based nonqualified stock option has both time and performance based vesting conditions. Shares that become performance vested based on the achievement of performance goals will become time-vested and exercisable in three equal annual installments upon Mr. Lebda’s continued service through December 31 of each of 2024, 2025 and 2026, except that any shares that are performance vested for the first fiscal quarter of 2025 will become time-vested and exercisable in three equal installments upon Mr. Lebda’s continued service upon the Company’s certification of the achievement of the applicable performance hurdle and on December 31 of each of 2025 and 2026.

LENDINGTREE 2023 Proxy Statement 45

(9)	These stock options vest in six equal annual installments beginning on December 31, 2021, subject to continuing service.
(10)	This RSU award vests in a single installment on March 2, 2023, subject to continuing service.
(11)	These stock options vest in three equal annual installments beginning on February 28, 2021, subject to continuing service.
(12)	These stock options vest in three equal annual installments beginning on March 3, 2022, subject to continuing service.
(13)	These stock options vest in three substantially equal annual installments beginning on June 3, 2022, subject to continuing service
(14)	These stock options vest in three substantially equal installments beginning on March 2, 2023, subject to continuing service.
(15)	This RSU award vests in three substantially equal annual installments beginning on February 28, 2021, subject to continuing service.
(16)	This RSU award vests in three substantially equal annual installments beginning on March 3, 2022, subject to continuing service.
(17)	This RSU award vests in three substantially equal annual installments beginning on June 3, 2022, subject to continuing service.
(18)	This RSU award vests in three substantially equal annual installments beginning on March 2, 2023, subject to continuing service.
(19)	This RSU award vests in three substantially equal annual installments beginning on August 4, 2022, subject to continuing service.
(20)	These stock options in three substantially equal annual installments beginning on December 3, 2021, subject to continuing service.
(21)	This RSU award vests in three substantially equal annual installments beginning on December 3, 2021, subject to continuing service.

Option Exercises and Stock Vested During Fiscal 2022

The following table shows information regarding (i) stock options exercised during fiscal 2022 by the NEOs, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in fiscal 2022 for the NEOs.

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	-	-	41,347	2,115,111
Trent Ziegler	-	-	927	80,633
J.D. Moriarty	-	-	3,379	385,447
Scott Peyree	-	-	5,804	271,661
Scott Totman	-	-	1,650	125,446

Pension Benefits

We do not maintain any defined benefit pension plans for our NEOs.

2022 Nonqualified Deferred Compensation Table

The following table presents information concerning deferred compensation during the fiscal year ended December 31, 2022.

Name	Executive Contributions in Last fiscal year ($)	Registrant Contributions in Last fiscal year($)	Aggregate Earnings in Last fiscal year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Douglas Lebda	-	-	-	-	-
Trent Ziegler	-	-	(2,912)	-	15,005
J.D. Moriarty	-	-	-	-	-
Scott Peyree	-	-	-	-	-
Scott Totman	-	-	-	-	-

LENDINGTREE 2023 Proxy Statement 46

Non-Qualified Deferred Compensation

The Company maintains the LendingTree, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that gives eligible participants the opportunity to defer receipt of a portion of their salary, bonus and specified compensation.

Under the Deferred Compensation Plan, unless otherwise specified by the Compensation Committee in the compensation deferral agreement, eligible participants may defer up to 75% of their base salary and up to 100% of bonus, incentive compensation and/or equity awards for a plan year.

We may make discretionary contributions to participant accounts. Company contributions vest in accordance with the vesting schedule established by the Compensation Committee at the time the company contribution is made. All company contributions become 100% vested upon the participant’s death or disability. We may also increase a participant’s vested interest in a company contribution in our sole discretion. Any portion that remains unvested upon the participant’s separation from service (as determined by the Committee in accordance with Section 409A of the Code) will be forfeited.

Participants are generally entitled to payment of the vested portion of their termination accounts, and any specified date accounts that has not commenced distribution as of the separation from service date, upon the participant’s separation from service other than death. In the event of death, the participant’s designated beneficiary will be entitled to receive the vested portion of the participant’s unpaid account balance.

Potential Payments Upon Termination of Employment or Change in Control

PAYMENTS MADE UPON RESIGNATION OR TERMINATION FOR CAUSE, DEATH OR DISABILITY

If an NEO resigns or his/her employment is terminated by us for cause, the NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance.

Upon termination of his employment due to death or disability, Mr. Lebda is entitled to additional base salary payments through the end of the month in which such termination occurs.

In addition, equity awards held by the NEOs will become fully vested upon termination of employment due to death or disability.

PAYMENTS MADE UPON INVOLUNTARY TERMINATION BY LENDINGTREE WITHOUT CAUSE OR FOR GOOD REASON BY NEO OR A CHANGE IN CONTROL OF LENDINGTREE

If an NEO who (i) is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the NEO due to a specified good reason) or (ii) participates in the Executive Severance Pay Plan, then such NEO may be entitled to severance benefits, as set forth in the table below. Severance payments are made in installments and consist of salary and continuation of health insurance benefits. Severance benefits also include accelerated equity vesting over a period of time.

In each case, receipt of severance benefits is conditioned on the NEO providing a release of claims, compliance with customary confidentiality and inventions assignment covenants and, in Mr. Lebda’s case, compliance with non-competition and customer and employee non-solicitation restrictions during employment and for twenty-four months thereafter and, with respect to our other NEOs, compliance with non-competition and customer non-solicitation restrictions during employment and for twenty-four months thereafter (except in Mr. Peyree’s case, compliance with non-competition restrictions during employment and for eighteen months thereafter), employee non-solicitation restrictions during employment and for eighteen months thereafter and contractor, lender, supplier and vendor non-solicitation restrictions during employment and for twelve months thereafter.

HYPOTHETICAL POTENTIAL PAYMENT ESTIMATES

The table below provides estimates for compensation payable to each NEO under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. If any such NEO resigns without “Good Reason” or is terminated by us for “Cause” (as defined for each NEO in the table below), such NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2022, the last day of fiscal 2022, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.

For purposes of the hypothetical payment estimates shown in the table below, some of the other important assumptions were:

•	annual base salary as of December 31, 2022;

•	severance benefits as provided under the NEO’s employment agreement or Executive Severance Pay Plan, as applicable;
severance payments are made in installments over a period of time as provided under the NEO’s employment agreement, or Executive Severance Pay Plan, as applicable;

LENDINGTREE 2023 Proxy Statement 47

•	cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2022) at their intrinsic value on December 31, 2022;

•	December 30, 2022 per share closing price of $21.33 (last trading day of fiscal 2022);

•	no severance benefits are offset by mitigation; and

•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

Name	Change in Control Without Involuntary Termination (1)	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control Protection Period (2)(3)	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months (or 24 months, in Mr. Lebda’s case) of a Change in Control (1)(2)(3)	Death or Disability(4)
Douglas Lebda
Cash Severance	$—	$2,625,000	$4,312,500		$—
Continuation of Health Insurance Benefits	—	22,743	22,743		—
Acceleration of Vesting of Equity Awards	114,755	114,755	114,755		114,755
Total	$114,755	$2,762,498	$4,449,998		$114,755
Trent Ziegler
Cash Severance	$—	$375,000	$1,312,500		$—
Continuation of Health Insurance Benefits	—	14,916	18,645		—
Acceleration of Vesting of Equity Awards	149,907	72,522	149,907		149,907
Total	$149,907	$462,438	1,481,052		$149,907
J.D. Moriarty
Cash Severance	$—	$460,000	$1,955,000		$—
Continuation of Health Insurance Benefits	—	22,226	27,782		—
Acceleration of Vesting of Equity Awards	374,342	179,492	374,342		374,342
Total	$374,342	$661,718	$2,357,124		$374,342
Scott Peyree
Cash Severance	$—	$460,000	$1,955,000		$—
Continuation of Health Insurance Benefits	—	22,226	27,782		—
Acceleration of Vesting of Equity Awards	520,751	244,506	520,751		520,751
Total	$520,751	$726,732	2,503,533		$520,751
Scott Totman
Cash Severance	$—	$400,000	$1,520,000	$
Continuation of Health Insurance Benefits	—	13,363	16,704
Acceleration of Vesting of Equity Awards	252,142	121,901	252,142		252,142
Total	$252,142	$535,264	1,788,846		$252,142

(1)	For Mr. Lebda, a “Change of Control” results when: (i) any person or entity, other than Mr. Lebda or persons or entities having beneficial ownership of securities of LendingTree also beneficially owned by Mr. Lebda, becomes a beneficial owner, directly or indirectly, of securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, Mr. Lebda’s beneficially-owned entities, (ii) a merger or consolidation of LendingTree in which LendingTree’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of LendingTree or a liquidation or dissolution of LendingTree.

For Messrs. Ziegler, Moriarty, Peyree, and Totman a “Change of Control” means: (i) the acquisition by any individual, entity or group, other than LendingTree, of beneficial ownership of equity securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities; (ii) individuals who, as of the approval date of the 2008 Stock Plan, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of LendingTree; provided, however, that any individual becoming a director subsequent to the approval date of the 2008 Stock Plan, whose election, or nomination for election by the LendingTree’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors, (iii) a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the LendingTree, the purchase of assets or stock of another entity or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than fifty percent of the resulting voting power resides in outstanding voting securities retained by the LendingTree stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of outstanding voting securities, and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board of Directors, providing for such Business Combination, or (iv) consummation of a complete liquidation or dissolution of LendingTree.

LENDINGTREE 2023 Proxy Statement 48

(2)	For Mr. Lebda, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense, provided that (i) after indictment, LendingTree may suspend Mr. Lebda from the rendition of services, but without limiting or modifying in any other way LendingTree’s obligations to Mr. Lebda under his employment agreement, and (ii) Mr. Lebda’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Lebda of a fiduciary duty owed to LendingTree; (c) a material breach by Mr. Lebda of any of the restrictive covenants made by him in his employment agreement; or (d) the willful or gross neglect by Mr. Lebda of the material duties required by his employment agreement.

For Messrs. Ziegler, Moriarty, Peyree and Totman, “Cause” means, as determined in the sole discretion of LendingTree, or any misconduct deemed by LendingTree to be detrimental to the interest of LendingTree or any of its divisions, subsidiaries, affiliates or employees. For the purposes of this plan, such misconduct includes, but is not limited to (i) embezzlement, fraud, or theft; (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude; (iii) breach of fiduciary duty; (iv) personal dishonesty that is, or could reasonably be expected to be, materially injurious to LendingTree; (v) a violation of any applicable policy, code, or standard of ethics of LendingTree; (vi) excessive and unexcused absenteeism unrelated to a disability; (vii) competing with LendingTree while employed by LendingTree; and (viii) violating the terms of any restrictive covenant with LendingTree, including without limitation any non-compete, non-solicitation, or confidentiality obligation.

(3)	For Mr. Lebda, “Good Reason” means the occurrence of any of the following without Mr. Lebda’s written consent: (i) a material adverse change in his title at LendingTree, duties for LendingTree, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of LendingTree from those in effect immediately following the date of his agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda (and it will be considered a material adverse change if immediately following a Change of Control Mr. Lebda is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control), (ii) a material reduction in his annual base salary, (iii) a relocation of his principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by LendingTree of his agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda.

(4)	For Mr. Lebda, “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, him unable to perform substantially the duties pertaining to his employment with LendingTree. A return to work of less than 14 consecutive days would not be considered an interruption in his six consecutive months of disability. Disability will be determined by LendingTree on the basis of medical evidence satisfactory to LendingTree.

LENDINGTREE 2023 Proxy Statement 49

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Douglas Lebda as follows:

CEO Total Compensation	$986,490
Median Employee Annual Total Compensation	$108,034
CEO to Median Employee Pay Ratio	9:1

The CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the median employee in fiscal 2022, we determined the pay ratio employee population to be persons employed by LendingTree and its subsidiaries on a full-time, part-time, seasonal or temporary basis as of December 31, 2022. We did not include contractors or leased workers who provide services but are not employed by us, and whose compensation is determined by an unaffiliated third party. As a result, we determined that our pay ratio employee population is 1,168 employees.

In calculating the compensation for the pay ratio employee population, we utilized annual compensation, overtime paid, commissions paid, annual cash incentive, annual equity grants, 401(k) matching and allowances. We included annual equity grants because we grant equity to a large percentage of our employee population and therefore believe it is applicable to the CEO pay ratio. We annualized the compensation for permanent employees who were hired between January 1, 2022 and December 31, 2022.

Using this measure, we identified a “median employee” who had an annual total compensation in fiscal 2022 of $108,034 as determined under the same rules used to determine Mr. Lebda’s total compensation for fiscal 2022. The annual compensation in fiscal 2022 for our CEO was $986,490. Based on this information, the CEO pay ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2022 is 9:1.

The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

LENDINGTREE 2023 Proxy Statement 50

Pay Versus Performance

As required by Section 952(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last three completed fiscal years. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation - Compensation Discussion and Analysis.”

Year(1)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non- PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($Millions)	CSM: Adjusted EBITDA ($Millions) (4)
					Total Shareholder Return	Peer Group Total Shareholder Return (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$986,490	($19,820,499)	$2,669,569	($122,097)	$7.03	$81.50	($188)	$84
2021	$1,369,813	($148,452,518)	$2,444,037	$191,542	$40.40	$134.41	$69	$135
2020	$52,023,140	$30,876,980	$2,052,741	$1,416,532	$90.23	$137.32	($48)	$124

(1)	Our PEO for each year reported is Douglas Lebda, our Chief Executive Officer. The individuals comprising the Non-PEO NEOs for each reported year are listed below.

2020	2021	2022
Neil Salvage J.D. Moriarty Jill Olmstead Sushil Sharma	Trent Ziegler J.D. Moriarty Jill Olmstead Scott Peyree Neil Salvage	Trent Ziegler J.D. Moriarty Scott Peyree Scott Totman

(2)	“Compensation Actually Paid” (CAP) is calculated by taking Summary Compensation Table total compensation: a) less the stock award and stock option grant values; b) plus the year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year. The Company has not paid dividends historically and does not sponsor any pension arrangements; thus no adjustments are made for these items. Reconciliation of the Summary Compensation Table total compensation and CAP is summarized in the following table:

	PEO(i)(ii)
Fiscal Year	2020	2021	2022
SCT Total Compensation	$52,023,140	$1,369,813	$986,490
- Stock and Option Award Values Reported in SCT for the Covered Year	($51,173,410)	($609,893)	$0
+ Fair Value of Outstanding Unvested Stock and Option Awards Granted in Covered Year	$63,447,076	$226,810	$114,755
+ Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($32,561,596)	($144,913,228)	($3,222,417)
+ Fair Value of Stock and Option Awards Granted in Covered Year that Vested	$0	$0	$0
+ Change in Fair Value of Stock and Option Awards from Prior Years that Vested in Covered Year	($858,230)	($4,526,020)	($15,867,193)
- Fair Value of Stock and Option Awards Forfeited during the Covered Year	$0	$0	($1,832,134)
Compensation Actually Paid	$30,876,980	($148,452,518)	($19,820,499)

	Average Non-PEO NEO(i)(ii)
Fiscal Year	2020	2021	2022
SCT Total Compensation	$2,052,741	$2,444,037	$2,669,569
- Stock and Option Award Values Reported in SCT for the Covered Year	($1,669,445)	($1,678,067)	($2,244,210)
+ Fair Value of Outstanding Unvested Stock and Option Awards Granted in Covered Year	$1,505,983	$958,366	$283,037
+ Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($556,249)	($789,088)	($652,021)
+ Fair Value of Stock and Option Awards Granted in Covered Year that Vested	$0	$0	$0
+ Change in Fair Value of Stock and Option Awards from Prior Years that Vested in Covered Year	$83,503	($743,706)	($178,472)
- Fair Value of Stock and Option Awards Forfeited during the Covered Year	$0	$0	$0
Compensation Actually Paid	$1,416,532	$191,542	($122,097)

LENDINGTREE 2023 Proxy Statement 51

i.	The fair value of performance share units used to calculate CAP was determined using a Monte Carlo simulation valuation model, in accordance with FASB ASC 718.

ii.	The fair value of option awards used to calculate CAP was determined using the Black-Scholes option pricing model, in accordance with FASB 718.

(3)	The peer group index is comprised of the Research Development Group (“RDG”) Internet Index, which is the industry line peer group reported in our 2023 Form 10-K.

(4)	The Company Selected Measure (CSM) is Adjusted EBITDA.

Most Important Metrics Used for Linking Pay and Performance:

The most important metrics the Committee used to link executive compensation to performance in 2022 are listed below. These measures, along with others, impact compensation outcomes for the NEOs.

Most Important Performance Measures
Stock Price Adjusted EBITDA Revenue

Compensation decisions are made each year taking into account a number of other factors, in addition to the metrics detailed above. Target pay levels are set based on individual performance, scope of responsibility, and an annual assessment of pay competitiveness within the market.

Relationship between CAP and TSR

The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP, the Company’s cumulative indexed TSR and RDG Internet Composite Index:

LENDINGTREE 2023 Proxy Statement 52

Relationship between CAP and Net Income (GAAP)

The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP and the Company’s GAAP Net Income for each applicable reporting year. While we are required by SEC rules to disclose the relationship between our net income and compensation “actually paid” to our NEOs, this is not a metric our compensation committee currently uses in evaluating our NEOs’ compensation.

Relationship between CAP and EBITDA

The graphs below reflect the relationship between the PEO and Average Non-PEO NEO CAP and the Company’s EBITDA for each applicable reporting year.

LENDINGTREE 2023 Proxy Statement 53

In addition to the opportunity to cast an advisory vote on executive compensation (“say-on-pay vote”), as disclosed pursuant to Item 402 of Regulation S-K, as required by federal securities law, in accordance with Section 14A of the Exchange Act, stockholders have the opportunity this year to cast an advisory vote on how frequently we will hold “say-on-pay” votes in the future. (This vote regarding the frequency of “say-on-pay” votes must be held at least every six years under federal securities law.)

The Board recommends that stockholders vote to continue to hold “say-on-pay” votes annually. It believes that these votes provide a clear, simple means for Intuit to gauge investor sentiment about our executive compensation philosophy, policies and practices, and holding them annually is consistent with our policy of regularly engaging with our stockholders on corporate governance matters and our executive compensation program. We understand that stockholders may have different views as to what is the best approach for LendingTree, and we look forward to hearing from you on this proposal.

In voting on this proposal, you will not be voting “for” or “against” the Board’s recommendation that “say-on-pay” votes be held at one-year intervals. Rather, you will have the opportunity to vote for one-year, two-year or three-year intervals (or to abstain from voting on this proposal). Abstentions and broker non-votes will not affect the outcome of the vote on this proposal. Please mark on the proxy card your preferred frequency by choosing the option of every year, two years or three years or mark “abstain” when you indicate your preference in response to the resolution set forth below.

Because this vote is advisory and not binding on LendingTree, our Board may decide that it is in the best interests of our stockholders and LendingTree to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board recommends that you vote FOR the option of ONE YEAR on the advisory vote on the frequency of an executive compensation (say on pay) vote.

LENDINGTREE 2023 Proxy Statement 54

We are asking our stockholders to approve the LendingTree, Inc. 2023 Stock Plan (the “Stock Plan”). On April 27, 2023, the Compensation Committee unanimously recommended that the Board approve, and on April 28, 2023, the Board unanimously approved, the Stock Plan, subject to the approval of our stockholders.

The plan provides for:

●	as of the date of stockholder approval (the “Effective Date”), the maximum number of shares that may be delivered pursuant to awards granted under the Stock Plan is 1,022,332, less one share for every one share granted under the LendingTree, Inc. 2008 Stock Plan, as amended to date (the “Prior Plan”) between December 31, 2022 and the Effective Date (the 1,022,332 share reserve is comprised of 495,932 shares available for issuance under the Prior Plan as of December 31, 2022, plus 526,400 newly requested shares);

●	after the Effective Date, no further awards will be granted under the Prior Plan;

●	a clawback policy;

●	no discounted options or stock appreciation rights;

●	no repricing or cash buyout without stockholder approval;

●	express prohibitions on payment of dividends on unvested awards;

●	an annual limit on director compensation;

●	a one-year minimum vesting requirement; and

●	no evergreen, no automatic grants, and no tax gross-up.

We are requesting approval of the Stock Plan because, based on historical and projected grant rates, the remaining unissued shares in the Prior Plan will be insufficient to cover our anticipated future equity compensation grants.

We believe that our compensation programs should be variable and tied to individual and corporate performance to further align the interests of our executive officers and employees with those of our stockholders and should advance our pay-for-performance philosophy. The Compensation Committee believes placing a greater emphasis on incentive arrangements and equity compensation will result in a greater proportion of the overall compensation of our executive officers and employees reflecting performance. Additionally, our ability to provide long-term incentives in the form of equity compensation fosters an ownership mentality that drives optimal decision-making by our executive officers and employees for the long-term health and profitability of LendingTree. As such, we believe it is critical that we continue to have the ability to issue equity awards under the Stock Plan.

When deciding how to size the share reserve under the Stock Plan, the Compensation Committee considered our gross burn rate for the past three years, along with the estimated dilutive impact of the share reserve and similar statistics for a peer group of companies. Burn rate is the rate at which a company is granting equity compensation awards, with the gross number of such shares awarded expressed as a percentage of its weighted average shares outstanding.

LENDINGTREE 2023 Proxy Statement 55

The Compensation Committee and the Board believe that the Stock Plan’s share reserve is necessary in order to continue to provide appropriate equity incentives that encourage long-term retention and performance of our executive officers and employees. The share reserve is intended to manage our equity grant requirements for approximately the next two to three years, though the amount of time will vary depending on our future stock price and other variables. We estimate that this pool will last between two and three years and that having the ability to grant equity compensation is critical.

If the Stock Plan is not approved, it could be detrimental to our goals of attracting, retaining and motivating our executive officers and employees and aligning their interests with the interests of our stockholders. In that instance, we would need to review and revise our compensation practices to be more cash-based in order to retain our key executive officers and employees. If we adopted alternative compensation programs that were more cash-based, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result in (i) an increase in our overall compensation expense, which would be detrimental to our future operating results, (ii) a decrease in our reported adjusted earnings before interest, taxes, depreciation and amortization, a non-GAAP measure that includes cash compensation expense but excludes non-cash compensation expense, and (iii) a decrease in our cash flow, which would reduce cash available to be invested in operations and growth and/or returned to stockholders.

Therefore, we are asking our stockholders to approve the Stock Plan, which is attached as Appendix B to this proxy statement. The proposal requires the affirmative vote of a majority of the total number of votes cast at this annual meeting by the holders of shares of our common stock. To the extent there is any discrepancy between the terms of this proposal and that of the Stock Plan itself, the terms of the Stock Plan will prevail and govern. If this Proposal 4 is not approved, then the Prior will remain in full force and effect.

Below is a summary of the principal provisions of the Stock Plan. The summary is qualified by reference to the Stock Plan as set forth in Appendix B to this proxy statement.

Summary of the Stock Plan

The Stock Plan permits the discretionary award of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock-based awards.

Stock Subject to the Stock Plan

As of the Effective Date, and subject to the Stock Plan’s adjustment and share counting provisions, the maximum number of shares that may be delivered pursuant to awards granted under the Stock Plan is 1,022,332, less one share for every one share granted under the Prior Plan between December 31, 2022 and the Effective Date (the 1,022,332 share reserve is comprised of the 495,932 shares available for issuance under the Prior Plan as of December 31, 2022, plus 526,400 newly requested shares). After the Effective Date, no further awards will be granted under the Prior Plan.

As of December 31, 2022, LendingTree had: the following number of shares of common stock outstanding and awards outstanding under the Prior Plan (the only equity plan under which we can currently grant equity):

●	12,811,718 shares of common stock outstanding;

●	501,053 shares of common stock subject to outstanding full-value awards (restricted stock units and performance stock units (at target));

●	1,539,764 shares of common stock subject to outstanding stock options (at target) having an weighted average exercise price of $191.21 and a weighted average remaining term of 5.42 years; and

●	495,932 shares of common stock available for issuance under the Prior Plan

As of December 31, 2022, the total number of shares of common stock subject to outstanding awards under the Prior Plan (2,040,817 shares), plus the total number of shares available for issuance for future awards under the Prior Plan (495,932 shares), represented a fully-diluted overhang percentage of 16.5% (i.e., the potential dilution of our stockholders by awards granted or may be granted under the Stock Plan). LendingTree calculates the fully diluted overhang as the total of (a) shares underlying outstanding awards plus shares available for issuance under future stock awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards, and shares available for issuance under future stock awards.

If the Stock Plan is approved, the total number of shares of common stock subject to outstanding awards as of December 31, 2022 (2,040,817 shares), plus the shares remaining available for future awards under the Stock Plan, hypothetically assuming it was in effect as of such date (1,022,332 shares), would represent a fully-diluted overhang percentage of 19.3%.

LENDINGTREE 2023 Proxy Statement 56

To the extent that any award (or, after December 31, 2022, a Prior Plan Award) is forfeited, or any option and the related tandem stock appreciation right (if any) or free-standing stock appreciation right (including, after December 31, 2022, such an award granted under the Prior Plan) terminates, expires or lapses without being exercised, or any award (or, after December 31, 2022, a Prior Plan award) is settled for cash, the shares subject to such awards (or, after December 31, 2022, a Prior Plan award) not delivered will again be (or will newly be, as applicable) available for awards under the Stock Plan. If the exercise price of any option (or, after December 31, 2022, any option granted previously under the Prior Plan) and/or the tax withholding obligations relating to any award (or, after December 31, 2022, any Prior Plan award) are satisfied by delivering shares to the Company (by either actual delivery or by attestation), only the number of shares issued net of the shares delivered or attested to will be deemed delivered for purposes of the share reserve. To the extent any shares subject to an award (or, after December 31, 2022, any Prior Plan award) are withheld to satisfy the exercise price (in the case of an option, or, after December 31, 2022, any option granted previously under the Prior Plan) and/or the tax withholding obligations relating to any award (whether under the Stock Plan or Prior Plan), such shares will not be deemed to have been delivered for purposes of the share reserve and will again be (or will newly be, as applicable) available for awards under the Stock Plan. Any dividend equivalents distributed under the Stock Plan will count against the share reserve. Dividends and dividend equivalents will not be paid (or accrue) on unexercised options or unexercised stock appreciation rights.

The Stock Plan provides that, in the event of a merger, consolidation, amalgamation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, or a stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the Compensation Committee or our Board will make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Stock Plan, (2) the various maximum limitations set forth in the Stock Plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

Minimum Vesting Requirement

Equity-based awards under the Stock Plan will not vest earlier than one year following the grant date (excluding, for this purpose, any (i) substitute awards, (ii) shares delivered in lieu of fully vested cash awards and (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that the Compensation Committee may grant awards that are not subject to the minimum vesting requirement with respect to 5% or less of the shares available for issuance under the Stock Plan, as may be adjusted for changes in capitalization.  The minimum vesting requirement does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, termination of service other than for cause, death, disability or a change in control, as set forth in the terms of the award or otherwise.

Administration

The Stock Plan is administered by the Compensation Committee or another committee of our Board as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the Stock Plan and any stock award issued under the Stock Plan. Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

Persons who serve or agree to serve as officers, employees, non-employee directors or consultants of LendingTree or its subsidiaries and affiliates are eligible to be granted awards under the Stock Plan. As of April 24, 2023, there were eight non-employee directors, eight executive officers and approximately 1,029 employees other than executive officers and one non-employee consultants who were eligible to receive awards under the Stock Plan.

Types of Awards

A summary of the types of equity awards that can be granted under the Stock Plan is set forth below. Awards issued under the Stock Plan are evidenced by a written agreement which set forth the terms and conditions of the award.

Stock Options and Stock Appreciation Rights. Stock options granted under the Stock Plan may be either ISOs or NSOs. SARs granted under the Stock Plan may either be granted alone or in tandem with a stock option. The maximum number of shares that may be issued pursuant to the exercise of ISOs granted under the Stock Plan is 1,022,332 shares. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and SARs is determined by the Compensation Committee but may not have a term longer than ten years (or, for ISOs granted to participants owning more than 10% of voting power of our stock, five years) from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and SARs, and the extent to which they will be exercisable after the award holder’s employment terminates. Unless otherwise determined by the Compensation Committee or set forth in the applicable award agreement, unvested options and SARs terminate upon the termination of employment, and vested options and SARs will remain exercisable for one year after the award holder’s death, disability or retirement, or three months after the award holder’s termination for any other reason other than cause. Vested options and SARs terminate immediately upon the awardee’s termination for cause (as defined in the Stock Plan). Stock options and SARs are transferable only by will or by the laws of descent and distribution or, in the case of NSOs or SARs, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization (in each case, for no consideration).

Restricted Stock. Restricted stock may be granted with restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service.

The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in the participant’s award agreement; provided that dividends are only payable on restricted stock awards if, when and to the extent the underlying stock has vested. If so determined by the Compensation Committee in the applicable award agreement and subject to sufficient share reserve under the Stock Plan, cash dividends payable on restricted stock awards will be automatically reinvested in additional shares of restricted stock that are subject to the same vesting and forfeiture conditions as the underlying shares of restricted stock.

LENDINGTREE 2023 Proxy Statement 57

Restricted Stock Units. The Compensation Committee may grant restricted stock units to be settled in cash or shares of common stock, conditioned upon continued service and/or the attainment of performance goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any performance goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock units will be entitled to receive dividend equivalents; provided that any such dividends equivalents are only payable on restricted stock unit awards if, when and to the extent the underlying award has vested. Holders of restricted stock units are not entitled to any voting rights with respect to the restricted stock units.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including, unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Stock Plan. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving other stock-based awards will be entitled to receive dividend equivalents; provided that any such dividends equivalents are only payable on other stock-based awards if, when and to the extent the underlying award has vested.

No Repricing

In no event may any option or SAR granted under the Stock Plan be amended, other than in the event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, to be cancelled when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a corporate transaction) or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of the option or SAR, unless the amendment, cancellation, or action is approved by our stockholders.

Change in Control

In the event that we are a party to a merger or other reorganization or similar transaction involving a change in control of LendingTree, Inc., the Compensation Committee has the discretion to determine the treatment of awards granted under the Stock Plan, including providing for the acceleration of the awards upon the occurrence of the change in control and/or upon a qualifying termination of employment following the change in control.

Annual Limit on Total Compensation Paid to Non-Employee Directors

With respect to our non-employee directors, the Stock Plan provides that no non-employee director can receive total compensation for service as a director in any calendar year that in the aggregate exceeds $640,000. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the Stock Plan), plus the aggregate grant date fair market value of all awards issued under the Stock Plan (or under any other incentive plan). For the avoidance of doubt, any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

Withholding for Payment of Taxes

The Stock Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval, a participant may settle a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any applicable taxes from any payment otherwise due to a participant. To the extent necessary to avoid liability-classification of an award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to a participant with respect to the award on the date that the amount of tax to be withheld is to be determined.

Duration, Amendment and Termination

The Stock Plan may be amended, altered or discontinued by our Board, but no amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously granted award without the participant’s consent. Amendments to the Stock Plan require stockholder approval to the extent the approval is required by law or agreement. The Stock Plan will terminate on April 28, 2033 unless earlier terminated in accordance with the terms of the Stock Plan.

Governing Law

The Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), without reference to principles of conflict of laws.

Clawback

Pursuant to the Stock Plan, the Compensation Committee has the discretion to recover time- and performance-based equity and cash incentive compensation paid to our executive officers, if the compensation would not have been earned based on a material restatement of our financial statements within the prior three years.

LENDINGTREE 2023 Proxy Statement 58

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of our Compensation Committee. No awards will be granted under the Stock Plan with respect to our requested share reserve increase prior to approval of this amendment and restatement by the stockholders of the Company. Awards under the Stock Plan will be granted at the discretion of the Committee. In addition, benefits under the Stock Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates and actual Company performance against performance goals established with respect to performance awards. As a result, the benefits and amounts that will be received or allocated under the Stock Plan as amended and restated are not determinable at this time.

Equity Compensation Plan Information

The following table contains information about securities authorized for issuance under our equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)(1)
Equity compensation plans approved by security holders
2008 Stock Plan	2,040,817	191.21	495,932
Total	2,040,817	191.21	495,932

(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting restricted stock units, which settle on a one share for one unit basis.

LENDINGTREE 2023 Proxy Statement 59

(2)	Includes grants of performance-based equity awards at target performance.

Certain Federal Income Tax Information

The following is a general summary under current law of certain United States federal income tax consequences to LendingTree and participants who are citizens or individual residents of the United States relating to awards granted under the Stock Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes and payroll taxes, are not discussed. This summary is not tax advice, and it does not discuss all aspects of federal taxation that may be relevant to LendingTree and participants. Accordingly, we advise participants to consult with a tax advisor regarding the tax implications of their awards under the Stock Plan.

Nonqualified Stock Options. Upon the grant of an NSO, the optionee will not recognize any taxable income, and LendingTree will not be entitled to a deduction. Upon the exercise of an NSO, the excess of the fair market value of the shares acquired on the exercise of the NSO over the exercise price (the “spread”) will constitute compensation taxable to the optionee as ordinary income.

ISOs. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax (or a greater amount of alternative minimum tax). The alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay the tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after satisfaction of a holding period which ends on the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee, generally the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. If the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period, then the optionee will generally recognize ordinary income (and we may be entitled to a tax deduction) equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

SARs. No taxable income is generally reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election under Section 83(b) of the Internal Revenue Code to accelerate recognition of income).

Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of restricted stock units which have vested, the participant will recognize ordinary income at the time(s) of settlement equal to the sum of the fair market value (on each settlement date) of any shares issued to the participant plus any cash received by the participant.

Other Awards. In the case of other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Income Tax Effects for the Company

We will generally be entitled to an income tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

Registration

If our stockholders approve the Stock Plan, we plan to file a registration statement on a Form S-8 (and/or an amendment to our existing registration statement) with the SEC, as soon as reasonably practicable after such approval, to register the shares available for issuance under the Stock Plan.

The Board recommends that you vote FOR the approval of the LendingTree, Inc. 2023 Stock Plan.

LENDINGTREE 2023 Proxy Statement 60

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012 and then, again, for all subsequent years through December 31, 2022.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2023, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions submitted prior to the meeting.

The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

It is the policy of the Audit Committee to review and pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by the independent accounting firm, subject to any exceptions under Section 10A of the Exchange Act and any rules promulgated thereunder and review and discuss with the independent accounting firm any documentation supplied by the independent accounting firm as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the independent accounting firm’s independence.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows fees that we paid (or accrued) for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended 2022 and 2021, which were all approved by the Audit Committee:

Fee Category	2022	2021
Audit Fees	$1,825,000	$1,715,000
Audit-Related Fees	—	—
Tax Fees	$53,069	$24,823
All Other Fees	$7,906	$2,423
Total Fees	$1,885,975	$1,742,246

Audit Fees

These fees consist of fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.

Audit-Related Fees

Audit-related fees consist of fees primarily related to due diligence services related to merger and acquisition matters. LendingTree paid no audit-related fees to PricewaterhouseCoopers LLP in fiscal years 2021 and 2022.

Tax Fees

Tax fees consist of fees related to tax compliance and tax consulting.

All Other Fees

LendingTree paid other fees to PricewaterhouseCoopers LLP for license fees for an accounting reporting research tool in fiscal years 2021 and 2022.

For more information about PricewaterhouseCoopers LLP, please see the “Audit Committee Report.”

✓	The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

LENDINGTREE 2023 Proxy Statement 61

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with (1) maintaining the integrity of LendingTree’s financial statements, (2) assessing the effectiveness of LendingTree’s internal control over financial reporting, (3) monitoring the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) overseeing the performance of LendingTree’s internal audit function and independent registered public accounting firm, (5) ensuring LendingTree’s compliance with legal and regulatory requirements and (6) reviewing LendingTree’s cyber-security, data protection, and privacy policies. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2022 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for fiscal 2022.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 22, 2023 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2022 be included in its Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven Ozonian (Chair)

Robin Henderson

G. Kennedy Thompson

LENDINGTREE 2023 Proxy Statement 62

Stock Ownership Information

Security Ownership Table

Unless otherwise indicated below, the following table shows shares of LendingTree common stock that we believe are owned as of April 24, 2023 by:

• Each of the NEOs	• All executive officers and directors as a group
• Each current director and director nominee	• Each person known by us that owns beneficially more than 5% of the outstanding shares of common stock

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 1415 Vantage Park Dr., Suite 700, Charlotte, NC 28203. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of LendingTree common stock that they beneficially own, subject to applicable community property laws. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest within 60 days of April 26, 2023, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 26, 2023, there were 12,910,742 shares validly issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Gabriel Dalporto(1)	10,589	*
Thomas M. Davidson, Jr.(2)	8,071	*
Mark Ernst(3)	24,706	*
Robin Henderson(4)	8,130	*
Douglas Lebda(5)	2,907,035	21.2%
Steven Ozonian(6)	13,563	*
Diego Rodriguez(7)	4,706	*
Saras Sarasvathy(8)	10,231	*
G. Kennedy Thompson(9)	32,142	*
Trent Ziegler(10)	8,949	*
J.D. Moriarty(11)	79,732	*
Scott Peyree(12)	31,510	*
Scott Totman(13)	16,150	*
All directors and executive officers as a group (16 persons)(14)	3,202,999	23%
5% Stockholders:
BlackRock, Inc.(15)	2,463,268	19.1%
Vanguard(16)	932,767	7.2%

*	The percentage of shares beneficially owned does not exceed 1%.

(1)	Includes 6,976 shares subject to options exercisable within 60 days of April 26, 2023, and 2,205 restricted stock units that are scheduled to vest within 60 days of April 26, 2023.

(2)	Includes 3,932 shares subject to options exercisable within 60 days of April 26, 2023, and 2,205 restricted stock units that are scheduled to vest within 60 days of April 24, 2023.

(3)	Includes 2,285 shares subject to options exercisable within 60 days of April 26, 2023, and 2,421 restricted stock units that are scheduled to vest within 60 days of April 26, 2023

(4)	Includes 4,899 shares subject to options exercisable within 60 days of April 26, 2023, and 2,205 restricted stock units that are scheduled to vest within 60 days of April 26, 2023.

(5)	Includes 214,859 shares held by the Douglas R. Lebda Revocable Trust. Also includes 2,718 shares owned by Mr. Lebda’s spouse and 2,399 shares subject to options owned by Mr. Lebda’s spouse exercisable within 60 days of April 26, 2023, with respect to which Mr. Lebda has disclaimed beneficial ownership. Also includes 1,325,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the manager, 300,000 shares owned by 2021 Lebda Family Holdings LLC, of which Mr. Lebda is the manager, 45,374 shares owned by 2022 Lebda Family Holdings, LLC, of which Mr. Lebda is the manager, and 12,524 shares owned by Lebda Family Holdings II LLC, of which Mr. Lebda is the manager. Also includes 826,736 shares subject to options exercisable within 60 days of April 26, 2023.

(6)	Includes 6,779 shares subject to options exercisable within 60 days of April 26, 2023 and 2,205 restricted stock units that are scheduled to vest within 60 days of April 26, 2023.

LENDINGTREE 2023 Proxy Statement 63

(7)	Includes 2,285 shares subject to options exercisable within 60 days of April 26,2023, and 2,421 restricted stock units that are scheduled to vest within 60 days of April 26, 2023.

(8)	Includes 4,917 shares subject to options exercisable within 60 days of April 26, 2023, and 2,205 restricted stock units that are scheduled to vest within 60 days of April 26, 2023.

(9)	Includes 16,297 shares subject to options exercisable within 60 days of April 26, 2023.

(10)	Includes 5,669 shares subject to options exercisable within 60 days of April 26, 2023 and 499 restricted stock units that are scheduled to vest within 60 days of April 26, 2023.

(11)	Includes 67,523 shares subject to options exercisable within 60 days of April 26, 2023.

(12)	Includes 8,240 shares subject to options exercisable within 60 days of April 26, 2023.

(13)	Includes 11,074 shares subject to options exercisable within 60 days of April 26, 2023.

(14)	Includes 35,883 shares subject to options exercisable within 60 days of April 26, 2023.

(15)	Information based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 26, 2023. The address of BlackRock reported on such Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(16)	Information based on a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 9, 2023. The address of Vanguard reported on such Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

LENDINGTREE 2023 Proxy Statement 64

DATE, TIME AND PLACE OF MEETING

We are holding the Meeting virtually via live webcast on June 21, 2023 at 11:00 a.m. Eastern Time. We have first released this proxy statement to LendingTree stockholders beginning on May 1, 2023 at www.virtualshareholdermeeting.com/TREE2023. You will not be able to attend in person.

INTERNET AVAILABILITY OF PROXY MATERIALS

The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2022 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which we are mailing to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

RECORD DATE, OUTSTANDING SHARES AND QUORUM

Holders of LendingTree common stock at the close of business on April 24, 2023, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about May 1, 2023.

As of the close of business on the record date, there were 12,910,742 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

You may examine a list of the stockholders of record as of the close of business on April 24, 2023 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 1415 Vantage Park Dr., Suite 700, Charlotte, NC 28203. We will place the list at our principal place of business as required by Delaware General Corporation Law Section 219. This list will be made available on the virtual Annual meeting website at www.virtualshareholdermeeting.com/TREE2023.

HOW TO KNOW IF YOU’RE A STOCKHOLDER OF RECORD OR A BENEFICIAL OWNER

Stockholder of record (also known as a record holder). If your shares are registered in your name, you are a stockholder of record. If you are a stockholder of record, you will receive the Notice of Internet Availability of these proxy materials for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial owner of shares held in street name. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.” If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares.

If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability of these proxy materials. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

LENDINGTREE 2023 Proxy Statement 65

REQUIRED VOTE

Attendance by holders of our common stock, or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum (1) if you attend the virtual Annual Meeting, (2) if you vote by telephone or on the Internet prior to the Annual Meeting or (3) if a signed proxy card has been properly submitted by you or on your behalf prior to the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstain votes and proxies containing broker non-votes are counted for purposes of establishing a quorum but are not counted in the election of directors and therefore have no effect on their election. In the vote on the other proposal to be considered at the Annual Meeting, abstentions are counted for purposes of establishing a quorum but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

For the vote on the election of director nominees, for each nominee, you may vote “for” the nominee, “against” the nominee or “abstain” from voting as to the nominee. For the vote on approval of LendingTree’s executive compensation (say-on-pay), you may vote in favor of approval, vote against approval or abstain from voting. For a vote on frequency of future say on pay votes (say-on-frequency), you may vote for one year, two years, three years or abstain from voting. For the vote on approval of the LendingTree, Inc. 2023 Stock Plan, you may vote in favor of approval, vote against approval or abstain from voting. For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2023, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.

Proposal		Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
1.	Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2.	Advisory vote to approve LendingTree’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
3.	Advisory vote on the frequency of LendingTree’s say-on-pay vote	One year, two years, three years or abstain

The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal. However, because it is possible that no frequency will receive this vote, the frequency choice that receives the greatest number of votes will be viewed as the advisory vote on the matter

				No effect	No effect
4.	Approval of the LendingTree, Inc. 2023 Stock Plan	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
5.	Ratification of selection of PricewaterhouseCoopers LLP, independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	Not applicable(1)

(1)	This is considered to be a routine matter and, therefore, if you hold your shares through third parties or in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on this Proposal. This is not the case for the other Proposals since they are considered to be “non-routine” matters. . See “Voting and Revoking Proxies” below.

LENDINGTREE 2023 Proxy Statement 66

VOTING AND REVOKING PROXIES

The Board is soliciting proxies to vote your shares at the Annual Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the virtual Meeting. All stockholders of record have four options for submitting their vote:

•	Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided on your proxy card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

•	Vote by Telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Vote by Mail. If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card, dating and signing it, and returning it to Vote Processing c/o Broadridge, 51 Mercedes Way, Ridgewood, NY 11717 in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	Vote at the virtual Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Webcast and vote online. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card that accompanied your proxy materials.

We encourage you to vote via the Internet.

If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will only have discretion to vote your shares Proposal 5 (ratifying the selection of our independent registered public accountant).

If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, in favor of Proposals 2, 4 and 5 and for “one year” with respect to Proposal 3. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment. Beneficial owners are also invited to attend and vote at the Annual Meeting (by using the 16-digit control number included on their voting instruction form).

Whether you submit your proxy online, by telephone or by mail, you may revoke it at any time before voting takes place at the Meeting by:

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•	attending the virtual Annual Meeting and voting online (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

SOLICITING PROXIES

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and employees may also solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

VOTING RESULTS

We will file a Form 8-K announcing the voting results within four business days after the 2023 Annual Meeting.

LENDINGTREE 2023 Proxy Statement 67

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL MATERIALS

Upon request to our Corporate Secretary at legal@lendingtree.com, we will provide without charge to each person solicited an additional copy of our 2022 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at https://investors.lendingtree.com/financials/sec-filings. We will furnish requesting stockholders with any exhibit not contained in our 2022 Annual Report on Form 10-K upon payment of a reasonable fee.

The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and our 2022 Annual Report to Stockholders on how to receive a paper copy of the proxy materials. If you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “VOTING AND REVOKING PROXIES” in the Proxy Statement for more details.

“HOUSEHOLDING” OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and reduce costs.

We and a number of brokers with account holders who are our stockholders will be householding our Proxy Materials. We will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to LendingTree, Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Proxy Materials requested.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, we must receive any proposals from stockholders intended for inclusion in the proxy statement for our 2024 Annual Meeting of Stockholders no later than 120 days before the anniversary date of the distribution of this proxy statement (i.e., December 29, 2023). Holders of common stock who wish to have proposals submitted for inclusion in the proxy statement for our 2024 Annual Meeting of Stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including certain information required to be in the proposal, the permissible number and length of proposals, and other matters governed by such rules and regulations, and should also consult our bylaws.

Stockholders who intend to present a proposal at our 2024 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than April 23, 2024, and no earlier than March 24, 2024; provided, however, that if the date of the 2024 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2024 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including those set forth in our bylaws.

Our stockholders can find our bylaws on file with the SEC.

LENDINGTREE 2023 Proxy Statement 68

LENDINGTREE, INC.

Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2023 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contain one non-GAAP financial measure, adjusted earnings before interest, taxes, depreciation and amortization. The table on page A-2 of this proxy statement reconciles the non-GAAP financial measure in the Proxy Summary and CD&A to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

LendingTree’s Principles of Financial Reporting

LendingTree reports the following non-GAAP measure as a supplemental measure to GAAP:

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below (“Adjusted EBITDA”)

Adjusted EBITDA is a primary metric by which LendingTree evaluates the performance of its businesses, on which its marketing expenditures and internal budgets are based and by which, in most years, management and many employees are compensated. LendingTree believes that investors should have access to the same set of tools that LendingTree uses in analyzing its results.

This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth below.

Definition of LendingTree’s Non-GAAP Measure

EBITDA is defined as net income from continuing operations excluding interest, income tax, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation, and (9) one-time items.

LendingTree endeavors to compensate for the limitations of this non-GAAP measure by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. This non-GAAP measure may not be comparable to similarly titled measures used by other companies.

A-1

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items for the year ended December 31, 2022 consisted of the $1.5 million franchise tax caused by an equity investment gain. There are no adjustments for one-time items for the year ended December 31, 2021.

Non-Cash Expenses That Are Excluded from LendingTree’s Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with grants of restricted stock, restricted stock units and stock options, some of which awards have performance-based vesting conditions. These expenses are not paid in cash, and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled, on a net basis, with LendingTree remitting the required tax withholding amount from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within Adjusted EBITDA.

Amortization of intangibles are non-cash expenses relating primarily to intangible assets acquired through acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Adjusted EBITDA

Below is a reconciliation of net income (loss) from continuing operations to Adjusted EBITDA. See “LendingTree’s Principles of Financial Reporting” for further discussion of the Company’s use of this non-GAAP measure.

	Twelve Months Ended
	December 31, 2022	December 31, 2021
	(in thousands)
Net income (loss) from continuing operations	$(187,946)	$73,138
Adjustments to reconcile to Adjusted EBITDA:
Amortization of intangibles	25,306	42,738
Depreciation	20,095	17,910
Restructuring and Severance	4,428	53
Loss on impairments and disposal of assets	6,590	3,465
Gain on investments	-	(123,272)
Non-cash compensation expense	58,541	68,555
Franchise tax caused by equity investment gain	1,500	-
Contribution to LendingTree Foundation	500	-
Change in fair value of contingent consideration	-	(8,249)
Acquisition expense	277	1,796
Litigation settlements and contingencies	(18)	392
Interest expense, net	26,014	46,867
Dividend Income	(3,842)	-
Income tax expense (benefit)	133,019	11,298
Adjusted EBITDA	$84,464	$134,691
A-2

LendingTree, Inc. 2023 Stock Plan

Section 1.	Purpose; Definition

This LendingTree, Inc. 2023 Stock Plan was approved by the Board on April 28, 2023 (the “Board Approval Date”) and shall be adopted and become effective on the date that is approved by the Company’s stockholders (the “Effective Date”). The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value.

Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below provided however that if a Participant’s Individual Agreement or Award Agreement expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the Individual Agreement or Award Agreement shall govern and shall supersede the definitions provided in this Plan:

(a)

“10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent corporation or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(b)

“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(c)

“Applicable Exchange” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(d)

“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or other stock based award granted or assumed pursuant to the terms of this Plan.

(e)

“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(f)

“Beneficial Ownership” shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

(g)

“Board” means the Board of Directors of the Company.

(h)

“Cause” means: (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful misconduct or gross negligence by a Participant of his employment duties that is materially injurious to the Company or any of its Affiliates (financially, reputationally, or otherwise); (B) the commission by the Participant of, the plea of guilty or nolo contendere to, or conviction for, any serious crime involving fraud, dishonesty or moral turpitude; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its Affiliates; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; (E) Participant’s material breach of Participant’s obligations under any written agreement with the Company or any of its Affiliates or material Company or Affiliate policy, including but not limited to a code of conduct; or (F) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review. The Board or Committee may in its discretion determine that a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates may be deemed to have been terminated for Cause if, after the Participant’s employment and/or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(i)

“Change in Control” has the meaning set forth in Section 9(b).

(j)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k)

“Commission” means the Securities and Exchange Commission or any successor agency.

(l)

“Committee” has the meaning set forth in Section 2(a).

(m)

“Common Stock” means common stock, par value $0.01 per share, of the Company.

(n)

“Company” means LendingTree, Inc., a Delaware corporation, or its successor.

(o)

“Covered Executive” means any current or former Executive Officer that has received Incentive Compensation during the Look-Back Period (as defined in Section 13(n)).

(p)

“Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to each Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that such Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A of the Code, or (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (iii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.

(q)

“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(r)

“EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(s)

“EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(t)

“Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(u)

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(v)

“Executive Officer” means any “executive officer” as defined in Section 10D-1(d) of the Exchange Act whom the Board (or the Committee, as applicable) has determined is subject to the reporting requirements of Section 10D of the Exchange Act, and includes any person who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company (with any executive officers of the Company’s parent(s) or subsidiaries being deemed Executive Officers of the Company if they perform such policy making functions for the Company). All Executive Officers of the Company identified by the Board (or the Committee, as applicable) pursuant to 17 CFR 229.401(b) shall be deemed an “Executive Officer.”.

(w)

“Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(x)

“Free-Standing SAR” has the meaning set forth in Section 5(b).

(y)

“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount or (ii) such later date as the Committee shall provide in such resolution.

(z)

“Group” shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

(aa)

“Incentive Compensation” means any compensation (including any Award or any other short-term or long-term cash or equity incentive award or any other payment) that is (i) granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measure (i.e., any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, including stock price and total stockholder return), or (ii) otherwise granted, earned, or vested based upon time/service and/ or performance metrics, as determined in the discretion of the Committee. For avoidance of doubt, financial reporting measures include “non-GAAP financial measures” for purposes of Exchange Act Regulation G and 17 CFR 229.10, as well other measures, metrics and ratios that are not non- GAAP measures, like same store sales. Financial reporting measures may or may not be included in a filing with the Securities and Exchange Commission, and may be presented outside the Company’s financial statements, such as in Management’s Discussion and Analysis of Financial Conditions and Results of Operations or the performance graph.

(bb)

“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(cc)

“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(dd)

“Nasdaq” means the National Association of Securities Dealers Inc. Automated Quotation System.

(ee)

“Nonqualified Option” means any Option that is not an Incentive Stock Option.

(ff)

“Option” means an Award granted under Section 5.

(gg)

“Participant” means an Eligible Individual to whom an Award is or has been granted.

(hh)

“Performance Goals” means the performance goals established by the Committee in connection with the grant of Options, Restricted Stock, Restricted Stock Units or other stock-based awards.

(ii)

“Plan” means this LendingTree, Inc. 2023 Stock Plan, as set forth herein and as hereafter amended from time to time.

(jj)

“Prior Plan” means the LendingTree, Inc. 2008 Stock Plan, which was originally adopted by the Board and the Company’s stockholders on August 20, 2008, as amended from time to time, and which was amended and restated most recently as the Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan, adopted by the board on April 29, 2021 and approved by the stockholders on June 9, 2021.

(kk)

“Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

(ll)

“Restricted Stock” means an Award granted under Section 6.

(mm)

“Restricted Stock Units” means an Award granted under Section 7.

(nn)

“Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(oo)

“Retirement” means (A) Participant’s Termination of Employment with the Company, a Subsidiary, or Affiliate, due to Participant’s resignation for any reason (other than due to Participant’s death or disability) or due to the Participant’s termination without Cause, provided that at such time no facts or circumstances existed that would constitute grounds for the Company to be able to terminate the Participant for Cause and (B) Participant has satisfied the Rule of 65 (as defined below) prior to the effective date of Participant’s Termination of Employment.

(pp)

“Rule of 65” means the sum of (A) Participant’s age in years and complete months (rounded to the nearest month) upon the effective date of Participant’s Termination of Employment and (B) Participant’s years and complete months (rounded to the nearest month) of service with the Company, a Subsidiary, or Affiliate (or a predecessor of each, as applicable) is equal to or exceeds sixty five (65), provided that Participant’s age as calculated under (A) shall be no less than sixty (60) and Participant’s years of service calculated under (B) shall be no less than five (5).

(qq)

“Share” means a share of Common Stock.

(rr)

“Specified Employee” shall mean any individual who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) with respect to the Company and its Affiliates, as determined by the Company (or the Affiliate, in the event that the Affiliate and the Company are not considered a single employer under Sections 414(b) or 414(c) of the Code) in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code, based upon the twelve (12) month period ending on each December 31st. All individuals who are determined to be key employees under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st.

(ss)

“Stock Appreciation Right” has the meaning set forth in Section 5(b).

(tt)

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(uu)

“Tandem SAR” has the meaning set forth in Section 5(b).

(vv)

“Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(ww)

“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee or consultant, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code. However, for purposes of determining whether an employee’s outstanding Incentive Stock Options are eligible to continue to qualify as Incentive Stock Options (and not become Nonqualified Options), an employee’s employment and/or services will be treated as terminating three (3) months after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract.

Section 2.	Administration

(a)

Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 10, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)	to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder;

(iv)	to determine the terms and conditions, including Performance Goals (if any) and their degree of satisfaction, of each Award granted hereunder, based on such factors as the Committee shall determine;

(v)	subject to Section 11, to modify, amend or adjust the terms and conditions of any Award;

(vi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii)	to accelerate the vesting or lapse of restrictions of any outstanding Award and/or to extend the exercise period of an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii)	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x)	to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi)	to decide all other matters that must be determined in connection with an Award; and

(xii)	to otherwise administer the Plan.

(b)           Procedures.

(i)	The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 10, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii)	Subject to Section 10, any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)             Discretion of Committee. Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals, and shall receive the maximum deference permitted under applicable laws.

(d)             Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 11 hereof. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, in the event that any term of an Award Agreement conflicts with any provision of the Plan that specifically pertains to Section 409A of the Code, the provision of the Plan shall govern.

Section	3. Common Stock Subject to Plan

(a)            Plan Maximums. Subject to Sections 3(c) and 3(d), as of the Effective Date, the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is 1,022,332, less one Share for every one Share granted under the Prior Plan between December 31, 2022 and the Effective Date, and the maximum number of Shares that are permitted to be issued pursuant to the exercise of Incentive Stock Options granted under the Plan as described in Section 5 is 1,022,332. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. Following the Effective Date, no further awards shall be granted under the Prior Plan, but all awards under the Prior Plan which are outstanding as of the Effective Date shall continue to be governed by the terms, conditions and procedures set forth in any applicable award agreement and this Plan.

(b)            Non-Employee Director Compensation Limits. Notwithstanding anything to the contrary, the aggregate amount of all cash compensation (including annual retainers and other fees, whether or not granted under the Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under this Plan (or under any other incentive plan) provided to any non-employee director for service as a director during any single calendar year may not exceed $640,000. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

(c)           Rules for Calculating Shares Delivered.

(i)	To the extent that any Award (or, after December 31, 2022, a Prior Plan Award) is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR (including, after December 31, 2022, such an award granted under the Prior Plan) terminates, expires or lapses without being exercised (specifically including the Award contemplated by clause (iii) below), or any Award (or, after December 31, 2022, a Prior Plan Award) is settled for cash, the Shares subject to such Awards (or, after December 31, 2022, a Prior Plan Award) not delivered as a result thereof shall again be (or shall newly be, as applicable) available for Awards under the Plan. Any defined terms used in this Section 3(c) in reference to Prior Plan shall have the meaning set forth in Prior Plan and used in reference to this Plan shall have the meaning set forth in this Plan.

(ii)	If the exercise price of any Option (or, after December 31, 2022, any option granted previously under the Prior Plan) and/or the tax withholding obligations relating to any Award (or, after December 31, 2022, any Prior Plan Award) are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award (or, after December 31, 2022, any Prior Plan Award) are withheld to satisfy the exercise price (in the case of an Option, or, after December 31, 2022, any option granted previously under the Prior Plan) and/or the tax withholding obligations relating to any Award (whether under this Plan or Prior Plan), such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a) (or Section 3(a) of the Prior Plan) and shall therefore again be (or shall newly be, as applicable) available for Awards under the Plan.

(iii)	Any dividend equivalents distributed under the Plan shall count against the Share limits set forth in Section 3(a). Dividends and dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised Stock Appreciation Rights. Any dividends or dividend equivalents payable on any other Awards under the plan shall be subject to the same vesting and risk of forfeiture as the underlying Award and shall be payment if, when and to the extent the underling Award has vested.

(d)            Adjustment Provision. In the event of a merger, consolidation, amalgamation acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board shall in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (w) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (x) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (y) the number and kind of Shares or other securities subject to outstanding Awards; and (z) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; (iv) the exercise price of outstanding Options and Stock Appreciation Rights, and (v) and/or the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); provided, however, that any fractional shares resulting from the adjustment shall be eliminated. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings. Any adjustment under this Section 3(d) need not be the same for all Participants. Any adjustment of Shares pursuant to this Section 3(d) shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

(e)             Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

(f)             Minimum Vesting Requirement. Notwithstanding any other provision of this Plan, equity-based Awards (or any portion thereof) shall not vest earlier than one year following the Grant Date (excluding, for this purpose, any (i) substitute awards, (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting) (the “Minimum Vesting Requirement”); provided, that the Committee may grant Awards that are not subject to the Minimum Vesting Requirement with respect to five percent (5%) or less of the Shares available for issuance under the Plan (as set forth in Section 3(a), as may be adjusted pursuant to Section 3(d)); provided, further, that the restriction in this Section 3(f) does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, Termination of Service other than for Cause, death, Disability or a Change in Control, as set forth in the terms of the Award or otherwise.

Section 4.	Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meanings of Sections 424(e) and 424(f) of the Code).

Section	5. Options and Stock Appreciation Rights

(a)             Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option (and if not so indicated then the Option shall be a Nonqualified Option). An employee who is a 10-Percent Shareholder shall not be eligible for the grant of an Incentive Stock Option unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an Incentive Stock Option notwithstanding any designation otherwise.

Certain decisions, amendments, interpretations and actions by the Company or Committee and certain actions by a Participant may cause an Option to cease to qualify as an Incentive Stock Option pursuant to the Code and by accepting an Option, the Participant agrees in advance to such disqualifying action(s).

(b)           Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in aggregate value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c)           Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall proportionately terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall proportionately terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)            Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share (or less than 110% for 10-Percent Shareholders in the case of Incentive Stock Options) on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, to be canceled when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Corporate Transaction), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)             Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date. Notwithstanding anything to the contrary, an Incentive Stock Option that is granted to a 10-Percent Shareholder shall have a maximum term of five years.

(f)               Vesting and Exercisability. Except as otherwise provided herein and subject to the Minimum Vesting Requirement, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

(g)             Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)	Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(ii)	To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii)	Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h)             Delivery; Rights of Stockholders. No Shares shall be delivered (and, in the case of an Option and Stock Appreciation Right, such Award shall not be deemed exercised) pursuant to the exercise of an Option until the exercise price therefor has been fully paid and the Participant has satisfied any applicable withholding or tax obligations relating to the Option. The Participant’s Awards shall be deemed exercised and the Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right, when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 13(a), (iii) in the case of an Option, has paid in full for such Shares, and (iv) has satisfied any applicable withholding or tax obligations relating to the Option or Stock Appreciation Right.

(i)               Termination of Employment. Subject to Section 9, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i)	Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

(ii)	Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

(iii)	Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) three months following such Termination of Employment and (B) expiration of the Term thereof; and

(iv)	Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the first anniversary of the date of such death and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(iv), but in no event later than the expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

(j)               Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including (in each case, for no consideration), if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

Section 6.	Restricted Stock

(a)            Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form, in addition to any other legend the Committee determines appropriate:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the LendingTree, Inc. 2023 Stock Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of LendingTree, Inc., 1415 Vantage Park Drive, Suite 700, Charlotte, NC 28203.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b)            Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	The Committee shall, prior to or at the time of grant and subject to the Minimum Vesting Requirement, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

(ii)	Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii)	Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares. For the avoidance of doubt, Participants shall be eligible to receive dividends in respect of their Shares of Restricted Stock, subject to Section 13(e) and the vesting of the underlying Restricted Stock, and any such dividends shall not be paid prior to such vesting.

(iv)	Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant without consideration (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.

(v)	If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

Section 7.	Restricted Stock Units

(a)             Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b)             Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i)	The Committee shall, prior to or at the time of grant, condition the grant, vesting (and subject to the Minimum Vesting Requirement), or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant. Except as otherwise provided in Section 7(b)(iv) or in the applicable Award Agreement, an Award of Restricted Stock Units shall be settled if and when the Restricted Stock Units vest (but in no event later than two and a half months after the end of the fiscal year in which the Restricted Stock Units vest).

(ii)	Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii)	The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive dividend equivalents (subject to Section 13(e) below); provided that any dividend equivalents shall be subject to the vesting of the underlying Restricted Stock Units. For the avoidance of doubt, any such cash, Common Stock or other property shall not be paid prior to such vesting.

(iv)	Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units, provided, however, if any of such Participant’s Restricted Stock Units constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the earliest of (1) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement or (2) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

Section 8.	Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan (in each case subject to the terms of the Plan, including but not limited to, Section 3(c)(iii) and the Minimum Vesting Requirement).

Section 9.	Change in Control Provisions

(a)           Impact of Event. Subject to paragraph (d) of this Section 9, Section 3(d), and paragraph (d) of Section 11, unless otherwise provided in any applicable Award Agreement, in connection with a Change in Control, the Committee may make such adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, the termination of and/or acceleration of vesting of Awards either upon a Change in Control or upon various terminations of employment following a Change in Control. The Committee may provide for such adjustments as a term of the Award or may make such adjustments following the granting of the Award.

(b)            Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a “Change in Control” shall mean the happening of any of the following events:

(i)	The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or

(ii)	Individuals who, as of the Board Approval Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board during any 24 months period; provided, however, that any individual becoming a director subsequent to the Board Approval Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, consolidation, amalgamation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	Consummation of a complete liquidation or dissolution of the Company.

(c)             For purposes of this Section 9, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge (or date Participant should have reasonably become aware of) of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 30 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(d)             Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change in Control” shall be deemed to have occurred with respect to the Plan only if a change in the ownership, effective control, or a change in ownership of a substantial portion of the assets. of the Company shall also be deemed to have occurred under Section 409A.

Section 10.	Section 16(b) of the Exchange Act

The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

Section 11.	Term, Amendment and Termination

(a)             Effectiveness. The Plan will become effective upon the Effective Date.

(b)            Termination. The Plan will terminate on the tenth anniversary of the Board Approval Date, and may be terminated on any earlier date pursuant to Section 11(c). Awards outstanding as of such termination date shall not be affected or impaired by the termination of the Plan.

(c)            Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but, subject to Section 3(d), no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)            Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but, subject to Section 3(d) no such amendment shall without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section 12.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

Section 13.	General Provisions

(a)             Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)             Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)             No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)             Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock. To the extent necessary to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(e)             Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13(e).

(f)               Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)             Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h)             Governing Law and Interpretation. The Plan and (unless otherwise provided in the Award Agreement) all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)               Non-Transferability. Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)               Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)             Section 409A of the Code. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(l)              Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(m)          Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Board Approval Date and including any successor provisions.

(n)             Clawback Policy.

(i)	If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if the Company is required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements), and (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the Committee may, in its sole discretion, require any Covered Executive to repay (in which event, such Covered Executive shall, within thirty (30) days of the notice by the Company, repay to the Company) or forfeit (in which case, such Covered Executive shall immediately forfeit to the Company) to the Company, and each Covered Executive hereby agrees to so repay or forfeit, that portion of the Incentive Compensation received by such Covered Executive during the period comprised of the Company’s three (3) completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine (9) months resulting from Company’s transition to different fiscal year measurement dates) immediately preceding the date the Company is deemed (as described below) to be required to prepare a Covered Accounting Restatement (such period, the “Look-Back Period”), that the Committee determines was in excess of the amount of Incentive Compensation that such Covered Executive would have received during such Look-Back Period, had such Incentive Compensation been calculated based on the restated amounts, and irrespective of any fault, misconduct or responsibility of such Covered Executive for the Covered Accounting Restatement. It is specifically understood that, to the extent that the impact of the Covered Accounting Restatement on the amount of Incentive Compensation received cannot be calculated directly from the information therein (e.g., if such restatement’s impact on the Company’s stock price is not clear), such excess amount of Incentive Compensation shall be determined based on a reasonable estimate by the Committee of the effect of the Covered Accounting Restatement on the applicable financial measure (including the stock price or total stockholder return) based upon which the Incentive Compensation was received. In addition, in the case of time-based equity-based Incentive Compensation, a recoupment may occur, in the Committee’s sole discretion, if the Committee concludes that the Incentive Compensation grants, earning and/or vesting would not have been made, or would have been lower had they been based on the restated financial statements and it is possible to clearly compute the amount of such lesser award. Any decision by the Committee that no recoupment shall occur because of difficulties of computation shall not be reviewable. The amount of the Incentive Compensation to be recouped shall be determined by the Committee in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. For purposes of this Section13(n), the Company is deemed to be required to prepare a Covered Accounting Restatement on the earlier of: (A) the date upon which the Board or an applicable committee thereof, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Covered Accounting Restatement.

(ii)	Notwithstanding any other provisions in this Plan, any Award or any other compensation received by a Participant which is subject to recovery under any Applicable Laws, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement on or following the Effective Date).

Section 14.	Execution

To record the approval of this Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

LENDINGTREE, INC.

By:
Title:	Chief Financial Officer

lendingtree

SCAN TO VIEW MATERIALS & VOTE

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LENDINGTREE, INC.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 4 and 5. The Board of Directors recommends that you vote ONE YEAR on Proposal 3.

1. Election of Directors:

	For	Against	Abstain
1a. Gabriel Dalporto	☐	☐	☐
1b. Thomas Davidson	☐	☐	☐
1c. Mark Ernst	☐	☐	☐
1d. Robin Henderson	☐	☐	☐
1e. Douglas Lebda	☐	☐	☐
1f. Steven Ozonian	☐	☐	☐
1g. Diego Rodriguez	☐	☐	☐
1h. Saras Sarasvathy	☐	☐	☐
1i. G. Kennedy Thompson	☐	☐	☐

	For	Against	Abstain
2. To make an advisory vote to approve LendingTree, Inc.'s executive compensation (say-on-pay).	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To make an advisory "Say on Frequency" vote on the frequency of future Say on Pay votes.	☐	☐	☐	☐

	For	Against	Abstain
4. To approve the LendingTree, Inc. 2023 Stock Plan.	☐	☐	☐
5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2023 fiscal year.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the LendingTree Annual Meeting of Stockholders on June 21, 2023:
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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — LendingTree, Inc.

This Proxy is Solicited by Board of Directors for Annual Meeting — June 21, 2023 11:00 AM ET

Allison Griffey, Nelson Ayson and Rod Ervin (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote all of the shares of LendingTree, Inc. that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LendingTree, Inc. to be held on June 21, 2023 at www.virtualshareholdermeeting.com/TREE2023 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2, 4 and 5, and for ONE YEAR with respect to Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Items to be voted appear on reverse side)